UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Steelcase Inc.
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NOTICE OF ANNUAL MEETING

The Board of Directors of Steelcase Inc. (the "Company") cordially invites all shareholders to attend the Company’s 2017 Annual Meeting of Shareholders as follows:

Date and Time:	July 12, 2017 at 11:00 a.m. EDT

Location:	via live webcast at www.virtualshareholdermeeting.com/scs2017

The Annual Meeting is being held to allow you to vote on the following proposals and any other matter properly brought before the shareholders:

1.	Election of twelve nominees to the Board of Directors

2.	Advisory vote to approve named executive officer compensation

3.	Advisory vote on the frequency of an advisory vote on executive compensation

4.	Approval of the Steelcase Inc. Management Incentive Plan

5.	Ratification of our independent registered public accounting firm
If you were a shareholder of record as of the close of business on May 15, 2017, you are eligible to vote. You may either vote online during the meeting or by proxy, which allows your shares to be voted at the meeting even if you are not able to participate. If you choose to vote by proxy:

•	Please carefully review the enclosed proxy statement and proxy card.

•	Select your preferred method of voting: by telephone, Internet or signing and mailing the proxy card.

•	You can withdraw your proxy and vote your shares at the meeting if you decide to do so.

Every vote is important, and we urge you to vote your shares as soon as possible.

By Order of the Board of Directors,

Lizbeth S. O’Shaughnessy
Senior Vice President, Chief Administrative Officer,
General Counsel and Secretary

May 31, 2017

P.O. Box 1967	Steelcase.com
Grand Rapids, MI 49501-1967
United States

PROXY STATEMENT

QUESTIONS AND ANSWERS

How can I attend the Meeting?

Our 2017 Annual Meeting of Shareholders (the "Meeting") will be a virtual meeting, conducted via live webcast only, to allow all of our shareholders the opportunity to participate in the Meeting no matter where they are located. No physical meeting will be held. Shareholders of record of Class A Common Stock or Class B Common Stock at the close of business on May 15, 2017 (the “Record Date”) will be able to attend the Meeting, vote and submit questions during the Meeting by logging on to www.virtualshareholdermeeting.com/scs2017 at the Meeting date and time using their 16-digit Control Number provided with the notice of the Meeting. These proxy materials were first sent or made available to shareholders on or about May 31, 2017.

Can I listen to the Meeting if I cannot attend it live?

If you are not able to attend the Meeting while it is being conducted, an audio replay of the Meeting will be available on our website shortly after the conclusion of the Meeting and for at least 90 days thereafter. You will be able to find the replay under "Events + Presentations” in the Investor Relations section of our website, located at ir.steelcase.com.

On what am I voting?

You are being asked to vote on the following matters and any other business properly coming before the Meeting:

Proposal 1: Election of twelve nominees to the Board of Directors
Proposal 2: Advisory vote to approve named executive officer compensation
Proposal 3: Advisory vote on the frequency of an advisory vote on executive compensation
Proposal 4: Approval of the Steelcase Inc. Management Incentive Plan
Proposal 5: Ratification of our independent registered public accounting firm

The Board of Directors recommends that you vote FOR each of the nominees listed in Proposal 1, FOR Proposals 2, 4 and 5 and for a frequency of ONE YEAR for Proposal 3. As of May 31, 2017, we do not know of any other matter to be considered at the Meeting.

Who is entitled to vote, and how many votes does each shareholder have?

Shareholders of record of Class A Common Stock or Class B Common Stock at the close of business on the Record Date may vote at the Meeting. At the close of business on the Record Date, there were 87,531,710 shares of Class A Common Stock and 30,476,514 shares of Class B Common Stock outstanding. Each shareholder has one vote per share of Class A Common Stock and ten votes per share of Class B Common Stock owned.

How can I vote?

If you are a registered shareholder (that is, you hold your Steelcase stock directly in your name), you may vote by telephone, Internet or mail or by attending the Meeting via the Internet and voting online during the Meeting.

To vote by telephone: Please follow the instructions on the proxy card. The deadline for voting by telephone is 11:59 p.m. Eastern Daylight Time on July 11, 2017.

To vote by mail: Please complete, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope. If you have not received a proxy card, you will need to request one be sent to you by following the instructions included in the Notice of Internet Availability of Proxy Materials. Only proxy cards received and processed before 11:00 a.m. Eastern Daylight Time on July 12, 2017 will be voted.

To vote by Internet:

•	Before the Meeting: Please follow the instructions on the proxy card. The deadline for voting by Internet before the Meeting is 11:59 p.m. Eastern Daylight Time on July 11, 2017.

•
During the Meeting: Please log on to www.virtualshareholdermeeting.com/scs2017 at 11:00 a.m. Eastern Daylight Time on July 12, 2017, using your 16-digit Control Number provided with the Meeting notice, and follow the instructions for voting shares.

Whether you vote by telephone, Internet or mail, or by attending the Meeting via the Internet, you may specify whether your shares should be voted for all, some or none of the nominees for director. If you use the proxy card provided by us and you do not specify a choice, your shares will be voted FOR the election of each of the nominees listed in Proposal 1, FOR each of Proposals 2, 4 and 5 and for a frequency of ONE YEAR on Proposal 3. For any other matter that properly comes before the Meeting, your shares will be voted in the discretion of the proxy holders.

If you hold your stock in “street name” (that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your “broker”), you must vote your shares in the manner required by your broker. If you use a ballot card supplied by your broker and you do not specify a choice, the rules of the New York Stock Exchange, or NYSE, provide that your broker (i) may not vote your shares on Proposals 1, 2, 3 or 4 but (ii) may vote your shares on Proposal 5.

What should I do if I received more than one proxy card?

If you received more than one proxy card, it is likely that your shares are registered differently or are in more than one account. You should complete, sign and return all proxy cards, or make sure that you complete the voting instructions for each card if voting by telephone or Internet, to ensure all of your shares are voted.

May I revoke my proxy?

If you appoint a proxy, you may revoke it at any time before it is exercised by notifying our corporate secretary in writing, by delivering a later-dated proxy to our corporate secretary or by attending the Meeting online and voting during the Meeting.

What is the quorum requirement for the Meeting?

Michigan law and our By-laws require a quorum for the Meeting, which for our company means that holders of a majority of the voting power entitled to vote must be present or represented by proxy in order to transact business at the Meeting. Abstentions will be counted in determining whether a quorum has been reached.

How many votes are needed to approve the proposals?

Assuming a quorum has been reached, the following votes are needed to approve each of the proposals:

•
For Proposal 1, in order to be elected, a nominee must receive the affirmative vote of a majority of the votes cast at the Meeting with respect to such nominee. If any incumbent director receives more "against" than "for" votes, our by-laws require the director to tender his or her resignation and the Nominating and Corporate Governance Committee must make a recommendation to the Board of Directors to consider whether or not to accept such resignation.

•
Proposals 2, 3 and 5 are advisory votes which are not binding on our company or our Board of Directors. In order to be approved, Proposals 2 and 5 must receive the affirmative vote of the majority of the votes cast at the Meeting for that proposal. For Proposal 3, the frequency that receives the highest number of votes cast will be considered the non-binding frequency recommended by the shareholders.

•	For Proposal 4 to be approved, the proposal must receive the affirmative vote of a majority of the votes cast at the meeting for that proposal.

How will broker non-votes and abstentions be treated?

Under NYSE rules, brokers who hold shares on behalf of their customers (i.e., shares held in street name) can vote on certain items when they do not receive instructions from their customers. However, brokers are not authorized to vote on non-routine matters if they do not receive instructions from their customers. Proposals 1, 2, 3 and 4 are non-routine matters under NYSE rules; therefore, if you do not give your broker voting instructions on those proposals, your shares will not be treated as votes cast in determining the outcome of those matters. Proposal 5 is considered a routine matter under NYSE, and therefore, your broker may vote your shares on that proposal if it does not receive instructions from you.

If you abstain from voting on a matter, your shares will not be counted as voting for or against that matter, and therefore abstentions will have no effect on the adoption of the proposal.

Why didn’t I receive printed copies of this proxy statement and the annual report?

We make our proxy materials available to our shareholders electronically via the Internet and send you a Notice of Internet Availability of Proxy Materials which lists the address of a website where you can view, print or request printed copies of our proxy materials and submit your voting instructions. The notice also provides an email address and toll-free telephone number that you can use to request printed copies of our proxy materials. Unless you request otherwise, you will not receive a printed copy of our proxy materials. To receive printed copies of these materials each year, you can make a permanent request.

What if I have the same address as another shareholder?

We send a single copy of our Notice of Internet Availability of Proxy Materials to any household at which two or more shareholders reside if they appear to be members of the same family. This practice is known as “householding” and helps reduce our printing and mailing costs. Any shareholder residing at the same address as another shareholder who wishes to receive a single document or separate documents should call 1-866-540-7095 or write to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and we will deliver the requested documents promptly.

Who will pay for this proxy solicitation?

We will bear the cost of soliciting proxies, which may be done by e-mail, mail, telephone or in person by our directors, officers and employees, who will not be additionally compensated for those activities. We may also reimburse banks, brokers, nominees and other fiduciaries for reasonable expenses they incur in forwarding these proxy materials at our request to the beneficial owners of Class A Common Stock and Class B Common Stock. Proxies will be solicited on behalf of our Board of Directors.

When and how are shareholder proposals for next year’s Annual Meeting to be submitted?

We must receive any shareholder proposals to be included in our proxy statement for the 2018 Annual Meeting of Shareholders by January 31, 2018. Shareholder proposals to be presented during the 2018 Annual Meeting must be received no earlier than April 13, 2018 and no later than May 3, 2018. All shareholder proposals must be sent in the manner and meet the requirements specified in our By-laws.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board of Directors has twelve members, and all of our directors are elected annually. One of our directors, William P. Crawford, is retiring from the Board when his term expires at the Meeting. There are twelve nominees for election this year, each of whom, other than Jennifer C. Niemann, is currently a member of the Board. The Board of Directors recommends that you vote FOR each of the nominees.

Lawrence J. Blanford Director since 2012

Mr. Blanford was President and Chief Executive Officer of Green Mountain Coffee Roasters, Inc., a specialty coffee and coffeemaker company, from 2007 to December 2012, and also served as a director of Green Mountain from 2007 to 2013. Age 63.
Mr. Blanford's experience as the chief executive officer, or CEO, of a consumer products organization and leading a public company in a challenging environment and his qualification as an audit committee financial expert led the Board of Directors to recommend that he should serve as a director.

Timothy C. E. Brown Director since 2016

Mr. Brown has been the CEO and President of IDEO LP, a global innovation and design firm, since 2000. Age 54.
Mr. Brown's global experience, background with innovation and technology and current role as CEO of a global company led the Board of Directors to recommend that he should serve as a director.

Connie K. Duckworth Director since 2010

Ms. Duckworth has been Chairman and Chief Executive Officer of ARZU, Inc., a non-profit organization that empowers Afghan women weavers by sourcing and selling the rugs they weave, since 2003. Ms. Duckworth is a trustee of Equity Residential and The Northwestern Mutual Life Insurance Company. Age 62.
Ms. Duckworth’s experience as a former partner and managing director of Goldman Sachs, serving on other public company boards of directors and as a non-profit entrepreneur led the Board of Directors to recommend that she should serve as a director.

David W. Joos Director since 2001

Mr. Joos was Chairman of the Board of CMS Energy Corporation, an energy company, and its primary electric utility, Consumers Energy Company, from 2010 to May 2016. Mr. Joos is a director of AECOM Technology Corporation. Age 64.
Mr. Joos’ experience as a former CEO of a publicly traded company, his leadership and analytical skills and his qualification as an audit committee financial expert led the Board of Directors to recommend that he should serve as a director.

James P. Keane Director since 2013

Mr. Keane has been President and Chief Executive Officer of Steelcase Inc. since March 2014. Mr. Keane served as our President and Chief Operating Officer from April 2013 to March 2014, Chief Operating Officer from November 2012 to April 2013, and President, Steelcase Group from October 2006 to November 2012. Mr. Keane joined Steelcase in 1997. Mr. Keane is a director of Rockwell Automation, Inc. Age 57.
Mr. Keane's role as our President and Chief Executive Officer and his experience in various leadership roles at our company led the Board of Directors to recommend that he should serve as a director.

Todd P. Kelsey Director since 2017

Mr. Kelsey has been President and CEO of Plexus Corp., an electronics design, manufacturing and aftermarket services company, since September 2016 and a director of Plexus Corp. since August 2016. Mr. Kelsey joined Plexus Corp. in 1994 and served as Executive Vice President and Chief Operating Officer of Plexus Corp. from 2013 to 2016 and as Executive Vice President, Global Customer Services from 2007 to 2013. Age 52.
Mr. Kelsey's global experience, technology background and current role as CEO of a global company led the Board of Directors to recommend that he should serve as a director.

Jennifer C. Niemann Director Nominee

Ms. Niemann has been the President and CEO of Forward Space, LLC, an independent Steelcase dealership, since 2014. From 1992 to 2014, Ms. Niemann held various positions at Steelcase, including CEO of Red Thread, a Steelcase-owned dealership, from 2011 to 2014. Age 48.
Ms. Niemann's experience with our company, having served as an employee for more than 20 years and as current owner of a Steelcase dealership, and her understanding of the long-term interests of our company and its shareholders as a member of one of the founding families of our company led the Board of Directors to recommend that she should serve as a director.

Robert C. Pew III Director since 1987

Mr. Pew III has been a private investor since 2004. From 1974 to 1984 and from 1988 to 1995, Mr. Pew III held various positions at Steelcase, including President, Steelcase North America and Executive Vice President, Operations. From 1984 to 1988, Mr. Pew III was a majority owner of an independent Steelcase dealership. Age 66.
Mr. Pew’s experience with our company, having served as a director for 30 years, as an employee for more than 15 years and as an owner of a Steelcase dealership for four years, and his understanding of the long-term interests of our company and its shareholders as a member of one of the founding families of our company led the Board of Directors to recommend that he should serve as a director.

Cathy D. Ross Director since 2006

Ms. Ross was Executive Vice President and Chief Financial Officer of Federal Express Corporation, an express transportation company and subsidiary of FedEx Corporation, from September 2010 to July 2014. Ms. Ross is a director of Avon Products, Inc. Age 59.
Ms. Ross’ experience in senior management of a global public company and her qualification as an audit committee financial expert led the Board of Directors to recommend that she should serve as a director.

Peter M. Wege II Director since 1979

Mr. Wege II has been Chairman of the Board of Directors of Contract Pharmaceuticals Limited, a manufacturer and distributor of prescription and over-the-counter pharmaceuticals, since 2000. From 1981 to 1989, he held various positions at Steelcase, including President of Steelcase Canada Ltd. Age 68.
Mr. Wege’s experience with our company, having served as a director for more than 35 years and as an employee for 8 years, and his understanding of the long-term interests of our company and its shareholders as a member of one of the founding families of our company led the Board of Directors to recommend that he should serve as a director.

P. Craig Welch, Jr. Director since 1979

Mr. Welch, Jr. has been Manager and a member of Honzo Fund LLC, an investment/venture capital firm, since 1999. From 1967 to 1987, Mr. Welch, Jr. held various positions at Steelcase, including Director of Information Services and Director of Production Inventory Control. Age 72.
Mr. Welch’s experience with our company, having served as a director for more than 35 years and as an employee for 20 years, and his understanding of the long-term interests of our company and its shareholders as a member of one of the founding families of our company led the Board of Directors to recommend that he should serve as a director.

Kate Pew Wolters Director since 2001

Ms. Wolters has been engaged in philanthropic activities since 1996. She is President of the Kate and Richard Wolters Foundation and a community volunteer and advisor. She serves as Chair of the Board of Trustees of the Steelcase Foundation. Age 59.
Ms. Wolters’ experience in philanthropic activities and community involvement and her understanding of the long-term interests of our company and its shareholders as a member of one of the founding families of our company led the Board of Directors to recommend that she should serve as a director.

Related Directors

Robert C. Pew III and Kate Pew Wolters are brother and sister and cousins of P. Craig Welch, Jr. and retiring director William P. Crawford, and Mr. Crawford and Mr. Welch are cousins of each other. Nominee Jennifer C. Niemann is the daughter of Mr. Crawford.

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that Lawrence J. Blanford, Timothy C.E. Brown, Connie K. Duckworth, David W. Joos, Todd P. Kelsey, Robert C. Pew III, Cathy D. Ross, Peter M. Wege II, P. Craig Welch, Jr. and Kate Pew Wolters are independent. James P. Keane is not considered independent because he currently serves as our President and CEO. William P. Crawford and Jennifer C. Niemann are not considered independent because Ms. Niemann is the majority owner of an independent Steelcase dealership, as described under "Related Person Transactions," and Ms. Niemann is the daughter of Mr. Crawford. All of the members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent.

The independence of our directors is assessed using the listing standards of the NYSE, and our Board adopted categorical standards to guide the determination of each director’s independence. A copy of these categorical standards for director independence is also available in the Investor Relations section of our website, located at ir.steelcase.com, and found under “Corporate Governance.”

On an annual basis, the Nominating and Corporate Governance Committee assesses the independence of our directors by reviewing and considering all relevant facts and circumstances and presents its findings and recommendations to our Board of Directors. For fiscal year 2017, the Committee considered that (1) Directors Brown, Duckworth and Kelsey are executive officers of, and (2) immediate family members of Directors Blanford, Brown, Duckworth, Joos, Kelsey, Ross, Wege and Welch are employees, directors and/or owners of, companies which purchased products and/or services from us or our dealers and/or from which we purchased services in the ordinary course of business on an arm's-length basis. In each case, the transactions involved less than the greater of $1 million or 1% of the other company’s annual gross revenues. The Committee determined that each such relationship fell within the categorical standards adopted by the Board and, as a result, the relationships were not considered material.

The Steelcase Foundation

The Steelcase Foundation is a charitable organization operating under Section 501(c)(3) of the Internal Revenue Code which was established in 1951 by our company to give back to the communities that have been instrumental to our operations and growth by making grants to non-profit organizations, projects and programs in those communities. From time to time, we donate a portion of our earnings to the Foundation, as determined by our Board of Directors. The following directors also serve as Foundation trustees: James P. Keane, Robert C. Pew III and Kate Pew Wolters, who serves as Chair of the Board of Trustees. The other trustees of the Foundation are Mary Anne Hunting, Mary Goodwillie Nelson (sister of Director Peter M. Wege II), Craig M. Niemann (son-in-law of Director William P. Crawford and husband of nominee Jennifer C. Niemann) and Elizabeth Welch.

RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

We have a written Related Person Transactions Policy under which the Nominating and Corporate Governance Committee is responsible for reviewing and approving transactions with us in which certain

“related persons,” as defined in the policy, have a direct or indirect material interest. Related persons include our directors and executive officers, members of their immediate family and persons who beneficially own more than 5% of any class of our voting securities. A copy of our Related Person Transactions Policy is posted in the Investor Relations section of our website, located at ir.steelcase.com, and found under “Corporate Governance.”

Under the policy, our General Counsel determines whether any identified potential related person transaction requires review and approval by the Committee, in which case the transaction is presented at the next Committee meeting for approval, ratification or other action. In those instances where it is not practicable or desirable to wait until the next meeting, the Committee has delegated authority to the Committee Chair to consider the transaction in accordance with the policy. If management becomes aware of an existing related person transaction which has not been approved by the Committee, the transaction is presented for appropriate action at the next Committee meeting.

The Committee is authorized to approve related person transactions which are in, or are not inconsistent with, the best interests of our company and our shareholders. Certain categories of transactions have been identified as permissible without approval by the Committee, as the transactions involve no meaningful potential to cause disadvantage to us or to give advantage to the related person. These categories of permissible transactions include, for example, the sale or purchase of products or services at prevailing prices in the ordinary course of business if (1) the amount involved did not exceed 5% of our gross revenues or the gross revenues of the related person, (2) our sale or purchase decision was not influenced by the related person while acting in any capacity for us and (3) the transaction did not result in a commission, enhancement or bonus or other direct benefit to an individual related person.

In considering any transaction, the Committee considers all relevant factors, including, as applicable:

•	the benefits to us,

•	the impact on a director’s independence,

•	the availability of other sources for comparable products or services,

•	the terms of the transaction and

•	the terms available to unrelated third parties, or to employees generally, for comparable transactions.

Related Person Transactions

Purchases from Fifth Third Bancorp

During fiscal year 2017, we paid approximately $232,000 in fees to Fifth Third Bancorp and its subsidiaries, or Fifth Third, for cash management services, letter of credit fees, credit facilities, investment fees and retirement plan services. Fifth Third is a record holder of more than 5% of our Class A Common Stock and Class B Common Stock. The amounts paid to Fifth Third represent less than 5% of its annual revenues and our annual revenues, and the purchases were made in the ordinary course of business on an arm's-length basis. We continue to purchase such services from Fifth Third in fiscal year 2018.

Purchases from and sales to IDEO LP

During fiscal year 2017, we purchased approximately $232,000 in services from, and we or our dealers sold approximately $51,000 in products and related services to, IDEO LP. Director Timothy C.E. Brown is (1) the CEO and President of IDEO LP, (2) an indirect owner of a less than 5% equity interest in IDEO LP and (3) a member of the Board of Managers of IDEO GP LLC, which is the general partner of IDEO LP. The amounts paid to and received from IDEO represent less than 1% of its annual revenues and our annual revenues, and the transactions were made in the ordinary course of business on an arm's-length basis. This relationship is expected to continue in fiscal year 2018.

Related person employees

We employ Barry Brennand as a Sales Consultant - Educational Solutions, which is not an executive officer position. Mr. Brennand is the husband of Gale Moutrey, our Vice President, Communications. For fiscal year 2017, Mr. Brennand earned $145,719 in total compensation, which included his base salary, an annual cash award under our Employee Bonus Plan, amounts earned under our Sales Incentive Plan, company retirement plan contributions, the incremental cost of a company car, and tax return preparation costs and tax equalization payments relating to work performed in the U.S. He also participated in other benefit programs on the same terms as other Canadian employees of Steelcase in comparable positions. We continue to employ Mr. Brennand in fiscal year 2018.

We employ Mary-Louise Hooker as a Senior Consultant, Channel Development, which is not an executive officer position. Ms. Hooker is the sister of Lizbeth S. O'Shaughnessy, our Senior Vice President, Chief Administrative Officer, General Counsel and Secretary. For fiscal year 2017, Ms. Hooker earned $142,290 in total compensation, which included her base salary, an annual cash award under our Employee Bonus Plan, company retirement plan contributions and life insurance premiums paid by us. She also participated in other benefit programs on the same terms as other U.S. employees of Steelcase in comparable positions. We continue to employ Ms. Hooker in fiscal year 2018.

Sales to Contract Pharmaceuticals Limited

During fiscal year 2017, we or our dealers sold approximately $381,000 in products and related services to Contract Pharmaceuticals Limited. Rachel Wege Lack, Jessica Wege McLear, Caitlyn M. Wege and Jennifer E. Wege, daughters of Director Peter M. Wege II, are each greater than 10% owners of Contract Pharmaceuticals. The amounts received from Contract Pharmaceuticals represent less than 1% of its annual revenues and our annual revenues, and the sales were made in the ordinary course of business on an arm's-length basis.

Sales to and purchases from Forward Space, LLC

Forward Space, LLC is an independent Steelcase dealer, and Jennifer C. Niemann is the majority owner, President and CEO of Forward Space. Ms. Niemann is a nominee for director and the daughter of William P. Crawford, one of our directors and a beneficial owner of more than 5% of our Class B Common Stock. Our transactions with Forward Space during fiscal year 2017 consisted of (1) the sale by us of approximately $62.3 million in products and services to Forward Space, (2) the purchase by us of approximately $4,000 in delivery, installation, repair and storage services from Forward Space and (3) the payment by us of approximately $733,000 in dealer incentives and rebates to Forward Space. Our transactions with Forward Space were made in the ordinary course of business on terms substantially similar to those offered to other independent dealers in the U.S. This dealer relationship is continuing in fiscal year 2018.

Sales to shareholders

The following beneficial owners of more than 5% of our Class A Common Stock or Class B Common Stock and their respective affiliates purchased products and related services from us or our dealers, in the following amounts, during fiscal year 2017:

•	The Bank of New York Mellon Corporation - approximately $4.8 million

•	BlackRock, Inc. - approximately $0.4 million

•	Fifth Third - approximately $3.9 million

•	The Vanguard Group, Inc. - approximately $0.2 million

In each case, the purchases represent less than 5% of our annual revenues and the shareholders' annual revenues, and the purchases were made in the ordinary course of business at prevailing prices not more favorable to the shareholders than those available to other customers for similar purchases.

Review and Approval of Transactions

The Nominating and Corporate Governance Committee reviewed each of the transactions described above, and following such review, the Committee approved the transactions with IDEO LP and Forward Space, LLC and the employment of Mr. Brennand and Ms. Hooker and the payment of related compensation to each of them. Approval of the transactions with Fifth Third, The Bank of New York Mellon Corporation, BlackRock, Inc. and The Vanguard Group, Inc. was not required pursuant to our Related Person Transactions Policy, because such parties are institutional shareholders holding our stock with no apparent purpose or effect of changing or influencing control of our company, and approval of the transactions with Contract Pharmaceuticals Limited was not required because they involved the sale of products and services at prevailing prices in the ordinary course of business which did not exceed 5% of either party's revenues.

BOARD MEETINGS

Our Board of Directors met nine times during fiscal year 2017. Each of our directors attended at least 75% of the total number of meetings of the Board and the committees on which they served during the year, with the exception of Timothy C.E. Brown. Mr. Brown joined the Board in December 2016 and attended the one regular meeting of the Board in fiscal year 2017 following his appointment, but he was unable to attend a special meeting which was called on short notice. Our Board’s policy is that each director is expected to attend our annual meeting of shareholders, and each of our directors attended our 2016 Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

Four standing committees assist our Board of Directors in fulfilling its responsibilities: Audit, Compensation, Executive and Nominating and Corporate Governance. During fiscal year 2017, the Audit Committee met ten times, the Compensation Committee met six times, the Executive Committee did not meet, and the Nominating and Corporate Governance Committee met three times.

The following table indicates the current membership of each of the Board of Directors’ committees. All of the members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent.

Director	Audit Committee	Compensation Committee	Executive Committee	Nominating and Corporate Governance Committee

Lawrence J. Blanford	Chair		X
Timothy C.E. Brown
William P. Crawford
Connie K. Duckworth		X	X	Chair
David W. Joos	X	X
James P. Keane			X
Todd P. Kelsey
Robert C. Pew III			Chair
Cathy D. Ross	X	Chair	X
Peter M. Wege II	X			X
P. Craig Welch, Jr.		X		X
Kate Pew Wolters		X

The Audit, Compensation and Nominating and Corporate Governance Committees operate under written charters adopted by the Board of Directors that are reviewed and assessed at least annually. Their current charters are available in the Investor Relations section of our website, located at ir.steelcase.com, and found under “Corporate Governance.”

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The principal responsibilities of the Audit Committee are:

•	appointing the independent auditor and reviewing and approving its services and fees in advance;

•	reviewing the performance of our independent auditor and, if circumstances warrant, making decisions regarding its replacement or termination;

•	evaluating the independence of the independent auditor;

•
reviewing and concurring with the appointment, replacement, reassignment or dismissal of the head of our internal audit group, reviewing his or her annual performance evaluation and reviewing the group’s budget and staffing;

•	reviewing the scope of the internal and independent annual audit plans and monitoring progress and results;

•	reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures;

•	reviewing our financial reporting, including our annual and interim financial statements, as well as the type and presentation of information included in our earnings press releases;

•	reviewing the process by which we monitor, assess and manage our exposure to risk; and

•	reviewing compliance with our Global Business Standards, as well as legal and regulatory compliance.

The Board of Directors has designated each of Lawrence J. Blanford, David W. Joos and Cathy D. Ross as an “audit committee financial expert,” as defined by the rules and regulations of the Securities and Exchange Commission, or SEC, based on their respective financial and accounting education and experience. Mr. Blanford, Mr. Joos, Ms. Ross and the other members of the Audit Committee are independent, as independence of audit committee members is defined by the listing standards of the NYSE.

Compensation Committee

The principal responsibilities of the Compensation Committee are:

•	establishing our compensation philosophy;

•	reviewing and approving the compensation of our executive officers, and submitting the compensation of our CEO to the Board of Directors for ratification;

•	reviewing executive and non-executive compensation programs and benefit plans to assess their competitiveness, reasonableness and alignment with our compensation philosophy;

•	making awards, approving performance targets, certifying performance against targets and taking other actions under our incentive compensation plan; and

•	reviewing the Compensation Discussion and Analysis and other executive compensation disclosures contained in our annual proxy statements.

Delegation of Authority

Pursuant to its charter, the Compensation Committee may delegate its authority to subcommittees, provided that any such subcommittee must consist of at least two members, and may delegate appropriate responsibilities associated with our benefit and compensation plans to members of management.

The Compensation Committee has delegated to our CEO the authority to grant stock options, restricted stock and restricted units to employees. Under this delegated authority, our CEO cannot grant options to acquire more than 5,000 shares, more than 2,000 shares of restricted stock or more than 2,000 restricted units in any year to any one individual, and he cannot grant, in the aggregate, options to acquire more than 100,000 shares, more than 40,000 shares of restricted stock or more than 40,000 restricted units in any year. For fiscal year 2017 only, the Compensation Committee increased the limit of our CEO's delegated authority to 60,000 restricted units. Our CEO cannot grant any stock options, restricted stock or restricted units to any executive officer.

Our CEO has the authority to designate those employees who will participate in our Management Incentive Plan; however, the Committee is required to approve participation in such plan by any executive officer or anyone else who directly reports to our CEO.

The Committee has delegated certain responsibilities with regard to our Retirement Plan to an investment committee and an administrative committee, each consisting of members of management. The Committee also has delegated to our executive officers all responsibilities associated with our broad-based health and welfare and retirement plans, including without limitation amending, merging and terminating plans and declaring discretionary, non-discretionary and matching contributions under our Retirement Plan.

Role of Executive Officers in Determining or Recommending Compensation

Our CEO develops and submits to the Compensation Committee his recommendation for the compensation of each of the named executive officers, other than himself, in connection with annual reviews of their performance. The Compensation Committee reviews and discusses the recommendations made by our CEO, approves the compensation for each named executive officer for the coming year and approves and submits the compensation of our CEO to the Board of Directors for ratification. In addition, our Chief Financial Officer and other members of our finance, human resources and compensation teams assist the Committee with establishing performance targets and payout scales for performance-based compensation, as well as with the calculation of actual financial performance and comparison to the performance targets, each of which requires the Committee’s approval. See Compensation Discussion and Analysis for more discussion regarding the role of executive officers in determining or recommending the amount or form of executive compensation.

Role of Compensation Consultants

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate independent compensation consultants of its choosing to assist the Committee in carrying out its responsibilities. The Committee has appointed Exequity LLP, or Exequity, to serve as its independent compensation consultant reporting directly to the Committee. Exequity is responsible for providing information, insight and perspective for the Compensation Committee’s use in making decisions on all elements of executive compensation. See Compensation Discussion and Analysis for more detail regarding the nature and scope of Exequity’s assignment and the material elements of the instructions or directions given to them with respect to the performance of their duties. We have not purchased any additional services from Exequity beyond those provided to the Compensation Committee, and no conflicts of interest have been identified with regard to the work performed by Exequity.

Compensation Risk Assessment

During fiscal year 2017, our management conducted an assessment of our employee compensation policies and practices and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on our company. The assessment was reviewed and discussed with the Compensation Committee, which concurred with management’s conclusions.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee was an officer or employee of our company during the fiscal year or was formerly an officer of our company, and none of our executive officers served on (1) the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee or (2) the compensation committee (or its equivalent) of another entity whose executive officer served on our Board of Directors. James P. Keane, our President and CEO, serves on the Board of Managers of IDEO GP LLC, which is the general partner of IDEO LP, and director Timothy C.E. Brown is CEO and President of IDEO LP, but the Board of Managers of IDEO GP LLC has agreed that Mr. Keane will be excluded from any decision-making related to management compensation. See Related Person Transactions for discussion of the transactions between our company and IDEO LP during fiscal year 2017.

Executive Committee

The Executive Committee is authorized to exercise the powers of our Board of Directors when necessary between regular meetings, subject to any legal or regulatory limitations, and performs such other duties as assigned by the Board of Directors from time to time. The members of the Executive Committee consist of the Board Chair, the Chairs of each of the Audit, Compensation and Nominating and Corporate Governance Committees and James P. Keane.

Nominating and Corporate Governance Committee

The principal responsibilities of the Nominating and Corporate Governance Committee are:

•	establishing procedures for identifying and evaluating potential director nominees and recommending nominees for election to our Board of Directors;

•	reviewing the suitability for continued service of directors when their terms are expiring or a significant change in responsibility occurs, including a change in employment;

•	reviewing annually the composition of our Board to ensure it reflects an appropriate balance of knowledge, experience, skills, expertise and diversity;

•	making recommendations to our Board regarding its size, the frequency and structure of its meetings and other aspects of its governance procedures;

•	making recommendations to our Board regarding the functioning and composition of Board committees;

•	reviewing our Corporate Governance Principles at least annually and recommending appropriate changes to our Board;

•	overseeing the annual self-evaluation of our Board and annual evaluation of our CEO;

•	reviewing director compensation and recommending appropriate changes to our Board;

•
administering our Related Person Transactions Policy and the Board’s policy on disclosing and managing conflicts of interest, including reviewing and approving any related person transactions under our Related Person Transactions Policy;

•	considering any waiver requests under our Code of Ethics and Code of Business Conduct; and

•	reviewing the annual budget established for the Board and monitoring the spending against such budget.

OTHER CORPORATE GOVERNANCE MATTERS

Corporate Governance Principles

Our Board of Directors is committed to monitoring the effectiveness of policy and decision making at the Board and management levels. Fundamental to its corporate governance philosophy is the Board’s commitment to upholding our reputation for honesty and integrity. Equally fundamental is its commitment to serving as an independent overseer of our management and operations. Our Board adopted a set of Corporate Governance Principles, a copy of which can be found in the Investor Relations section of our website, located at ir.steelcase.com, and found under “Corporate Governance.”

Board of Directors Leadership Structure

The leadership structure of our Board of Directors involves a Board Chair who is not our principal executive officer. Robert C. Pew III serves as non-executive Chair of the Board, and James P. Keane serves as our CEO. Our Board of Directors has chosen to keep the roles of Chair of the Board and CEO separate as a matter of sound corporate governance practices and a balance of responsibilities, with an independent director serving as Chair of the Board. This structure allows Mr. Keane to focus on the day-to-day leadership of our business, while Mr. Pew is able to focus on the leadership of our Board of Directors and its oversight of our company.

Risk Oversight

Our Board of Directors administers its oversight of risk assessment and management practices in several ways. Our Chief Financial Officer oversees our risk assessment and management practices. On a quarterly basis, the Audit Committee reviews a business risk profile prepared by management which summarizes the key risks faced by the Company and the likelihood and anticipated financial impact of each risk materializing, as well as any significant changes in the risk profile from the previous quarter. On an annual basis, the Compensation Committee reviews a risk assessment of our employment compensation policies and practices prepared by management. In addition, risk identification and risk management are discussed by the Board of Directors on a regular basis as part of its review of our financial performance and business and strategic planning.

We believe our Board of Directors’ oversight of risk management is strengthened by having an independent director serve as Chair of the Board.

Executive Sessions of Non-Management Directors

Our Board regularly meets in executive session without any members of management present. During these sessions, Robert C. Pew III, as Chair of the Board, presides. Our Corporate Governance Principles provide that if the Chair of the Board is a member of management, the outside directors will designate a member to preside at executive sessions.

Consideration of Candidates for Director

The Nominating and Corporate Governance Committee considers candidates suggested by its members, other directors and senior management in anticipation of potential or expected Board vacancies. After identifying a potential candidate, the Committee collects and reviews publicly available information to assess whether he or she should be considered further. If the candidate warrants further consideration, the Chair or another member of the Committee will initiate a contact. Generally, if the person expresses a willingness to be considered, the Committee requests information from the candidate, reviews his or her qualifications and accomplishments and conducts one or more interviews with the candidate. Committee members may also contact references or others who have personal knowledge of the candidate’s accomplishments.

Nominees for director are selected on the basis of several criteria, the most fundamental of which is integrity. Directors are expected to be curious and demanding independent thinkers who possess appropriate business judgment and are committed to representing the interests of our shareholders. Directors must possess knowledge, experience, skills or expertise that will enhance our Board’s ability to direct our business. Our Board is committed to diversity, and a candidate’s ability to add to the diversity of our Board is also considered. Directors must be willing and able to spend the time and effort necessary to effectively perform their responsibilities, and they should volunteer to resign from our Board in the event they have a significant change in responsibilities, including a change in employment, in accordance with our Corporate Governance Principles.

The Committee will consider candidates recommended by shareholders for nomination by the Board, taking into consideration the needs of the Board and the qualifications of the candidate. Shareholders must submit recommendations to our corporate secretary in writing and include the following information:

•	the recommending shareholder’s name and evidence of ownership of our stock, including the number of shares owned and the length of time owned; and

•
the candidate’s name, résumé or a listing of qualifications to be a director of our company and the candidate’s consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the Board.

Shareholders may also make their own nominations for director by following the process specified in our By-laws. Any shareholder who intends to nominate a director to be elected at our 2018 Annual Meeting of Shareholders must give written notice of such intent, delivered no earlier than April 13, 2018 and no later than May 3, 2018.

Jennifer C. Niemann was recommended as a nominee by a non-management director and was approved by the Nominating and Corporate Governance Committee and the Board of Directors.

Shareholder Communications

Our Board has adopted a process for interested parties to send communications to the Board. To contact the Board, any of its committees, the Chair of the Board (or the lead non-management director, if one is subsequently appointed) or any of our other directors, please send a letter addressed to: Board of Directors, c/o Lizbeth S. O’Shaughnessy, Secretary, Steelcase Inc., P.O. Box 1967, Grand Rapids, MI 49501-1967.

All such letters will be opened by the corporate secretary. Any contents that are not advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any committee or group of directors, the corporate secretary will make sufficient copies of the contents and send them to each director who is a member of the committee or group to which the envelope is addressed.

Code of Ethics and Code of Business Conduct

Our Board adopted a Code of Ethics applicable to our chief executive and senior financial officers, as well as a Code of Business Conduct that applies to all of our employees and directors. Only our Nominating and Corporate Governance Committee may grant any waivers of either code for a director or executive officer. Each of these codes is available in the Investor Relations section of our website, located at ir.steelcase.com, and found under “Corporate Governance." If any amendment to, or waiver from, a provision of our Code of Ethics is made for our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will also post such information in the Corporate Governance section of our website. To date, no such waivers have been issued.

Available Information

The following materials are available on our website at ir.steelcase.com, found under "Corporate Governance":

•	Code of Ethics,

•	Code of Business Conduct,

•	Corporate Governance Principles,

•	Audit Committee Charter,

•	Compensation Committee Charter and

•	Nominating and Corporate Governance Committee Charter.

We will send you a copy of any of these materials upon request and without charge. Please send any such request to us either by email at ir@steelcase.com or by mail at: Steelcase Inc., Investor Relations, P.O. Box 1967, Grand Rapids, MI 49501-1967.

DIRECTOR COMPENSATION

Standard Arrangements

Our standard compensation arrangements for our non-employee directors for fiscal year 2017 were as follows:

Type of Compensation	Director	Board Chair

Board Annual Retainer	$200,000	$300,000
Committee Chair Annual Retainers:
Audit Committee	$20,000
Compensation Committee	$15,000
Nominating and Corporate Governance Committee	$10,000
Audit Committee Member Annual Retainer	$5,000

Board and committee chair retainers are payable 40% in cash and 60% in shares of our Class A Common Stock, and Audit Committee member retainers are payable in cash. A director may elect to receive all or a part of the cash portion of his or her Board and committee chair retainers in shares of our Class A Common Stock. All shares granted to our directors as part of their non-cash director compensation are granted in the form of our Class A Common Stock under our Incentive Compensation Plan. The number of shares issued is based on the fair market value of the Class A Common Stock on the date the shares are issued.

James P. Keane, our President and CEO, is a director, but he does not receive any additional compensation for his service as a director or committee member because he is an employee.

All directors (including committee chairs and the Board Chair) are reimbursed for reasonable out-of-pocket expenses incurred to attend Board and committee meetings.

In order to evaluate the reasonableness and competitiveness of our compensation programs and practices for our non-employee directors, the Nominating and Corporate Governance Committee reviewed pay data from peer groups of similar sized companies. The pay data includes information regarding board annual retainers, committee chair annual retainers and other fees as well as prevalence of amounts paid in shares or cash. The Committee reviews the comparison data to assess whether or not the non-employee director compensation is within a competitive range and also determines if the structure is reasonable. The recommendations on non-employee director compensation from the Committee is reviewed and approved by the full Board of Directors.

Non-Employee Director Deferred Compensation Plan

Each of our outside directors is eligible to participate in our Non-Employee Director Deferred Compensation Plan. Under this plan, directors may defer all or part of their retainers until they no longer serve on our Board. A participating director may elect to have the deferred amount deemed invested in Class A Common Stock or several other investment funds.

Director Stock Ownership Guidelines

Our non-employee directors are required to be paid at least 60% of their board and committee chair annual retainers in the form of either Class A Common Stock issued under our Incentive Compensation Plan or elect a deemed investment in Class A Common Stock under our Non-Employee Director Deferred Compensation Plan. Each director is required to beneficially own a total number of shares of Steelcase

Inc. Class A Common Stock and/or Class B Common Stock which equals or exceeds the total number of shares of Class A Common Stock he or she has received as director compensation.

Director Compensation Table

The following table shows the compensation earned by each of our non-employee directors in fiscal year 2017.

Fiscal Year 2017 Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total

Lawrence J. Blanford	$88,000	$132,000	$—	$220,000
Timothy C.E. Brown	$20,000	$30,000	$—	$50,000
William P. Crawford	$80,000	$120,000	$—	$200,000
Connie K. Duckworth	$84,066	$125,934	$—	$210,000
R. David Hoover (4)	$43,041	$64,459	$2,422	$109,922
David W. Joos	$85,000	$120,000	$—	$205,000
Robert C. Pew III	$120,039	$179,961	$—	$300,000
Cathy D. Ross	$89,500	$126,750	$—	$216,250
Peter M. Wege II	$85,025	$119,975	$—	$205,000
P. Craig Welch, Jr.	$80,025	$119,975	$—	$200,000
Kate Pew Wolters	$80,025	$119,975	$—	$200,000

(1)
The amounts shown in this column reflect the portion of the directors’ retainers payable in cash, including any of such amounts which our directors elected to receive in shares of our Class A Common Stock or defer under our Non-Employee Director Deferred Compensation Plan. Shown in the following table are:

•	the number of shares of our Class A Common Stock issued to those directors who elected to receive all or a part of this portion of their retainers in the form of shares; and

•
the number of shares deemed credited under the Non-Employee Director Deferred Compensation Plan to those directors who elected to defer all or a part of this portion of their retainers as a deemed investment in Class A Common Stock.

Director	Shares Issued	Deferred Stock Credited

Lawrence J. Blanford	—	5,789
David W. Joos	—	5,591

(2)
The amounts shown in this column reflect the portion of the directors’ retainers payable in shares of our Class A Common Stock, including any of such amounts which our directors elected to defer under our Non-Employee Director Deferred Compensation Plan. Shown in the following table are:

•	the number of shares of our Class A Common Stock issued to those directors who received all or a part of this portion of their retainers in the form of shares; and

•
the number of shares deemed credited under the Non-Employee Director Deferred Compensation Plan to those directors who elected to defer all or a part of this portion of their retainers as a deemed investment in Class A Common Stock.

The grant date fair value of the shares of Class A Common Stock issued was calculated using the closing price of our Class A Common Stock on the payment date multiplied by the number of shares issued in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

Director	Shares Issued	Deferred Stock Credited

Lawrence J. Blanford	—	8,683
Timothy C. E. Brown	—	1,785
William P. Crawford	—	7,893
Connie K. Duckworth	8,284	—
R. David Hoover	4,247
David W. Joos	—	7,893
Robert C. Pew III	11,838	—
Cathy D. Ross	—	8,346
Peter M. Wege II	7,892	—
P. Craig Welch, Jr.	7,892	—
Kate Pew Wolters	7,892	—

(3)	The amount shown represents the reimbursement of taxes owed with respect to a Steelcase chair given to Mr. Hoover upon his retirement from the Board in recognition of his service.

(4)	Mr. Hoover retired from our Board of Directors in July 2016.

Holdings of Deferred Stock

The following table indicates the total number of shares deemed credited under our Non-Employee Director Deferred Compensation Plan as of the end of fiscal year 2017 to those directors who have deferred all or a portion of their retainer and/or fees as a deemed investment in Class A Common Stock:

Director	Deferred Stock as of FY End

Lawrence J. Blanford	54,595
Timothy C. E. Brown	1,785
William P. Crawford	72,917
David W. Joos	192,867
Cathy D. Ross	67,595
Peter M. Wege II	5,234
P. Craig Welch, Jr.	60,310
Kate Pew Wolters	1,907

Other Benefits

During fiscal year 2017, each of our outside directors who is not a retiree of our company was eligible to receive healthcare coverage under our Benefit Plan for Outside Directors, which provides coverage comparable to the Steelcase Inc. Employee Benefit Plan generally available to U.S. employees of Steelcase Inc. The cost of participating in this plan is reported as taxable income for the director. The following table shows, for each outside director who participated in the plan during fiscal year 2017, the amount of taxable income relating to such participation.

Participating Directors	Fiscal Year 2017 Taxable Income

Lawrence J. Blanford	$15,892
R. David Hoover	$1,235
Robert C. Pew III	$13,492
Peter M. Wege II	$13,239
P. Craig Welch, Jr.	$13,492
Kate Pew Wolters	$6,426

Other Payments Received by Directors

William P. Crawford currently receives payments under our Executive Supplemental Retirement Plan and is entitled to receive payments under a deferred compensation arrangement that was in effect when his employment with us ended. Mr. Crawford also participates in our retiree healthcare benefit plans on the same terms as other U.S. retirees. His rights to receive those payments and benefits are not conditioned on continued service on our Board.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The tables on the following pages show the amount of Class A Common Stock and Class B Common Stock beneficially owned by certain persons. Generally, a person “beneficially owns” shares if the person has or shares with others the right to vote or dispose of those shares, or if the person has the right to acquire voting or disposition rights within 60 days (for example, by exercising options). Except as stated in the notes following the tables, each person has the sole power to vote and dispose of the shares shown in the tables as beneficially owned.

Each share of Class B Common Stock can be converted into one share of Class A Common Stock at the option of the holder. Ownership of Class B Common Stock is, therefore, deemed to be beneficial ownership of Class A Common Stock under the SEC’s rules and regulations. However, the number of shares of Class A Common Stock and the percentages shown for Class A Common Stock in the following tables do not account for this conversion right in order to avoid duplications in the number of shares and percentages that would be shown in the tables.

Directors, Director Nominees and Executive Officers

This table shows the amount of common stock beneficially owned as of May 15, 2017 by (a) each director, (b) each nominee for director, (c) each of the executive officers named in the Summary Compensation Table and (d) all of our directors and executive officers as a group. The address of each director, director nominee and executive officer is 901 44th Street SE, Grand Rapids, MI 49508.

Name	Class A Common Stock (1)		Class B Common Stock
	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class

Sara E. Armbruster	57,512	*	—	—
Lawrence J. Blanford	—	—	—	—
TImothy C.E. Brown	265	*	—	—
William P. Crawford (2)	337,259	*	2,159,685	7.1%
Connie K. Duckworth	43,302	*	—	—
David W. Joos	11,400	*	—	—
James P. Keane (3)	571,888	*	—	—
Todd P. Kelsey	—	—	—	—
Robert G. Krestakos	7,394	*	—	—
Jennifer C. Niemann (4)	4,970	*	594,954	2.0%
Lizbeth S. O'Shaughnessy	179,328	*	—	—
Robert C. Pew III (5)	34,203	*	5,635,458	18.5%
Cathy D. Ross	3,611	*	—	—
David C. Sylvester	316,595	*	—	—
Peter M. Wege II	286,285	*	—	—
P. Craig Welch, Jr. (6)	74,223	*	6,281,121	20.6%
Kate Pew Wolters (7)	86,515	*	5,981,354	19.6%
Directors and executive officers as a group (24 persons) (8)	2,213,093	2.5%	20,057,618	65.8%

* Less than 1%

(1)
If the number of shares each director or executive officer could acquire upon conversion of his or her Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following directors and executive officers would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock listed opposite their names:

Name	Number of Shares	Percent of Class A

William P. Crawford	2,496,944	2.8%
Jennifer C. Niemann	599,924	*
Robert C. Pew III	5,669,661	6.1%
P. Craig Welch, Jr.	6,355,344	6.8%
Kate Pew Wolters	6,067,869	6.5%
Directors and executive officers as a group (24 persons)	22,270,711	20.7%

* Less than 1%

(2)
Includes (a) 336,849 shares of Class A Common Stock and 51,957 shares of Class B Common Stock of which Mr. Crawford shares the power to vote and dispose and (b) 186,964 shares of Class B Common Stock of which Mr. Crawford shares the power to dispose. Of the shares reported, 285,259 shares of Class A Common Stock and 409,051 shares of Class B Common Stock are pledged as security.

(3)	Includes 118,027 shares of Class A Common Stock of which Mr. Keane shares the power to vote and dispose.

(4)	Includes 100 shares of Class A Common Stock and 85,145 shares of Class B Common Stock of which Ms. Niemann shares the power to vote and dispose.

(5)
Includes (a) 500 shares of Class A Common Stock of which Mr. Pew III shares the power to vote and dispose and (b) 3,073,618 shares of Class B Common Stock of which Mr. Pew III shares the power to dispose.

(6)
Includes (a) 3,550,501 shares of Class B Common Stock of which Mr. Welch, Jr. shares the power to dispose and (b) 1,422 shares of Class A Common Stock and 2,046,220 shares of Class B Common Stock of which Mr. Welch, Jr. shares the power to vote and dispose.

(7)	Includes 2,931,428 shares of Class B Common Stock of which Ms. Wolters shares the power to dispose.

(8)
Includes all twelve current directors (one of whom is an executive officer) and all twelve other current executive officers, only four of whom are named in the table. The numbers shown include the shares described in notes 2, 3, 5, 6 and 7 above and a total of 570 shares of Class A Common Stock of which two of the other executive officers share the power to vote and dispose.

Beneficial Owners of More than Five Percent of Our Common Stock

This table shows the amount of common stock beneficially owned as of May 15, 2017 by each person, other than our directors and executive officers, who is known by us to beneficially own more than 5% of our Class A Common Stock or 5% of our Class B Common Stock. The information set forth in this table is based on the most recent Schedule 13D or 13G filing made by such persons with the SEC, except where we know of any changes in their beneficial ownership after the date of such filings.

The percentages listed in the Percent of Class column for Class B Common Stock set forth in this table and the previous table add up to more than 100% because (1) as described in the notes to the tables, some of the persons listed in the tables share the power to vote and dispose of shares of Class B Common Stock with one or more of the other persons listed in the tables and (2) for many persons listed in the tables, the number of Shares Beneficially Owned is based on filings by such persons with the SEC as of December 31, 2016 or earlier but the Percent of Class is calculated based on the total number of shares of Class B Common Stock outstanding on May 15, 2017.

Name	Class A Common Stock (1)		Class B Common Stock
	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class

Fifth Third Bancorp (2)	2,581,613	2.9%	17,024,478	55.9%
The Vanguard Group, Inc. (3)	6,931,047	7.9%	—	—
BlackRock, Inc. (4)	6,260,334	7.2%	—	—
LSV Asset Management (5)	4,806,409	5.5%	—	—
Anne Hunting (6)	242,487	*	4,351,970	14.3%
ABJ Investments, Limited Partnership and Olive Shores Del, Inc. (7)	1,258,491	1.4%	3,000,000	9.8%
James T. Osborne (8)	—	—	1,574,468	5.2%

* Less than 1%
(1)If the number of shares each shareholder could acquire upon conversion of their Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following holders of Class B Common Stock would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock listed opposite their names:

Name	Number of Shares	Percent of Class A

Fifth Third Bancorp	19,606,091	18.8%
Anne Hunting	4,594,457	5.0%
ABJ Investments, Limited Partnership and Olive Shores Del, Inc.	4,258,491	4.7%
James T. Osborne	1,574,468	1.8%

(2)
The address of Fifth Third Bancorp is Fifth Third Center, Cincinnati, OH 45263. Includes (a) 294,709 shares of Class A Common Stock and 4,564,971 shares of Class B Common Stock of which Fifth Third Bancorp shares the power to vote and (b) 1,318,610 shares of Class A Common Stock and 12,815,152 shares of Class B Common Stock of which Fifth Third Bancorp shares the power to dispose.

We believe there is substantial duplication between the shares which Fifth Third Bancorp beneficially owns and the shares which are beneficially owned by some of the other persons listed in this table and the previous table, because, among other reasons, Fifth Third Bancorp or its affiliates serves as a co-trustee of a number of trusts of which our directors, director nominee and other beneficial owners of more than 5% of our common stock serve as co-trustees; however, we are not able to determine the extent of such duplication based on the information reported by Fifth Third Bancorp.

(3)
The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group, Inc. has the sole power to vote only 172,303 shares of Class A Common Stock, the shared power to vote 10,477 shares of Class A Common Stock and the shared power to dispose of 177,911 shares of Class A Common Stock.

(4)	The address of BlackRock, Inc. is 55 East 52nd St., New York, NY 10055. BlackRock, Inc. has the sole power to vote only 5,949,872 shares of Class A Common Stock.

(5)	The address of LSV Asset Management is 1 N. Wacker Drive, Suite 4000, Chicago, IL 60606.

(6)	The address of Ms. Hunting is 1421 Lake Road, Lake Forest, IL 60045. Includes 4,476,971 shares of which Ms. Hunting shares the power to vote and dispose. The information reported for Ms.

Hunting is based upon a Schedule 13G amendment dated December 31, 2001 and a subsequent conversion of Class B Common Stock into Class A Common Stock. No further shareholding information has been reported by Ms. Hunting after December 31, 2001.

(7)
The address of ABJ Investments, Limited Partnership, or ABJ, and Olive Shores Del, Inc., or Olive Shores, is P.O. Box 295, Cimarron, CO 81220. Olive Shores is the sole general partner of ABJ. The information reported for ABJ and Olive Shores is based upon a Schedule 13G amendment dated December 31, 2007 in which those entities reported that they had ceased to be the beneficial owner of more than 5% of our Class A Common Stock and thus were no longer subject to reporting on Schedule 13G. No further shareholding information has been reported by ABJ or Olive Shores after December 31, 2007.

(8)
The address of James T. Osborne is 881 Private Rd., Winnetka, IL 60093. Mr. Osborne has the sole power to vote and dispose of 82,926 shares of Class B Common Stock and the shared power to vote and dispose of 165,900 shares of Class B Common Stock. The information provided for Mr. Osborne is based upon a Schedule 13G dated December 31, 1998. No further shareholding information has been reported by Mr. Osborne after such date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and those who beneficially own more than 10% of our Class A Common Stock to file reports of initial ownership and changes in their beneficial ownership of shares of Class A Common Stock with the SEC. Based on our review of the reports filed with the SEC, and written representations that no Form 5 reports were required, we believe that for transactions during fiscal year 2017, all Section 16(a) reports were filed on a timely basis.

PROPOSAL 2 – ADVISORY VOTE
TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act require that we allow our shareholders the opportunity to vote to approve the compensation of our named executive officers as set forth in this proxy statement. This vote is advisory, which means that it is not binding on our company or our Board of Directors. The affirmative vote of a majority of the votes cast at the Meeting for this proposal is required to approve this Proposal 2.

The compensation of our named executive officers is set forth in the Executive Compensation, Retirement Programs and Other Arrangements section. The Compensation Discussion and Analysis, or CD&A, section describes our executive compensation policies and practices and analyzes the compensation received by our named executive officers in fiscal year 2017. As described in the CD&A, our executive compensation philosophy is to reward performance and motivate collective achievement of strategic objectives that will contribute to our company’s success. Our Board of Directors believes the compensation programs for our named executive officers effectively meet the primary objectives of attracting and retaining highly qualified executives, motivating our executives to achieve our business objectives, rewarding our executives appropriately for their individual and collective contributions and aligning our executives’ interests with the long-term interests of our shareholders, and our Board believes our programs are reasonable when compared to compensation at similar companies.

At our 2011 annual meeting, a majority of the votes cast by our shareholders were cast in favor of one year as the frequency of a shareholder advisory vote on compensation of our named executive officers. Taking into account the results of such vote, the Board of Directors determined that it is in the best interests of the Company and our shareholders to hold an annual advisory vote to approve named executive officer compensation until the next advisory vote on the frequency of such a vote. Thus, the next advisory vote to approve named executive officer compensation will be held at the 2018 annual meeting.

The vote on this resolution is not intended to address any specific element of executive compensation. Instead, the vote relates to the executive compensation of our named executive officers, as set forth in this proxy statement pursuant to the rules of the SEC. This vote is advisory and not binding on our company or our Board of Directors, but in the event of any significant vote against this proposal, the Compensation Committee will consider whether any actions are appropriate to respond to shareholder concerns.

Accordingly, our Board of Directors asks our shareholders to vote on the following resolution at the Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION COMMITTEE REPORT

We reviewed and discussed with management the Compensation Discussion and Analysis which follows this report. Based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and distribution to the Company’s shareholders.

Compensation Committee

Cathy D. Ross (Chair)
Connie K. Duckworth
David W. Joos
P. Craig Welch, Jr.
Kate Pew Wolters

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our policies and practices relating to executive compensation and presents a review and analysis of the compensation earned in fiscal year 2017 by our CEO, our Chief Financial Officer and our three other most highly paid executive officers. We refer to these five individuals as the “named executive officers.” The types and amounts of compensation earned by these executives in fiscal year 2017 are detailed in the Summary Compensation Table in Executive Compensation, Retirement Programs and Other Arrangements and the other tables which follow it.

Executive Summary

We have designed the compensation programs for our named executive officers to provide competitive pay opportunities while aligning the incentive compensation realized by our named executive officers with the interests of our shareholders by linking pay with company and stock performance. The primary elements of our executive compensation programs are base salaries, incentive compensation (both cash and equity-based) and retirement programs and benefits.

In fiscal year 2017, we awarded four types of incentive compensation opportunities to our named executive officers:

•	cash awards under our Management Incentive Plan, or MIP, earned based on our return on invested capital, or ROIC, for fiscal year 2017,

•	cash-based awards under our Incentive Compensation Plan, or ICP, which will be earned based on our average ROIC for fiscal years 2017 through 2019,

•	performance units which will be earned based on our total shareholder return, or TSR, relative to companies in the S&P 400 Midcap Index for fiscal years 2017 through 2019 and

•	restricted units which will vest at the end of fiscal year 2019.

The incentive compensation realized by our named executive officers, other than Robert G. Krestakos, for fiscal year 2017 consisted of:

•	the MIP awards earned based on fiscal year 2017 ROIC performance,

•	performance units granted in fiscal year 2015 and earned based on our average ROIC for fiscal years 2015 through 2017,

•
performance units granted in fiscal year 2015 and earned based on our TSR performance, relative to the industrial subset of companies within the S&P MidCap 400 Index, for fiscal years 2015 through 2017 and

•	restricted units granted in fiscal year 2015 which vested at the end of fiscal year 2017.

The incentive compensation realized by Robert G. Krestakos for fiscal year 2017 consisted of a MIP award and restricted units consistent with the other named executive officers, plus a cash-based award granted in fiscal year 2015 and earned based on our average ROIC performance for fiscal years 2015 through 2017. The incentive compensation awards granted to Mr. Krestakos in fiscal year 2015 differs from those granted to the other named executive officers because he was not an executive officer in 2015 and instead participated in our long-term incentive program for management employees at the time of grants.

In fiscal year 2017, we reported revenue of $3.0 billion, a slight decline compared to the prior year.  Despite the decline in revenue, we recorded operating income of $200.2 million and an operating margin of 6.6%, which represented our highest operating income margin in over 15 years. Our restructuring actions in Europe were completed and we stabilized our industrial model in the region, which were significant contributors to the 15% increase in operating income compared to the prior year. We recorded net income of $124.6 million and diluted earnings per share of $1.03 in fiscal year 2017, compared to net income of $170.3 million and diluted earnings per share of $1.36 in fiscal year 2016. The prior year results included two significant non-operating items related to the reversal of a tax valuation allowance recorded against net deferred tax assets in France and a gain from the partial sale of an investment in an unconsolidated affiliate, which had a combined favorable impact on fiscal year 2016 net income of approximately $53 million and diluted earnings per share of approximately $0.42.
 As calculated under our MIP, our ROIC for fiscal year 2017 was 15.5%, which was above our fiscal year 2017 MIP target of 12.5%. As a result, the MIP awards for our named executive officers were earned at 130% of target. As calculated under our Incentive Compensation Plan, our average ROIC for fiscal years 2015 through 2017 was 14.6%, which was above our target of 11.0%. As a result, the ROIC performance units granted to our named executive officers, other than Robert G. Krestakos, and the cash-based award granted to Mr. Krestakos in fiscal year 2015 were earned at 172% of target.

Our TSR expressed as a compound annual rate for fiscal years 2015 through 2017 was 3.6%, which ranked at the 32nd percentile of the TSR peer group. As a result, the TSR performance units granted to our named executive officers, other than Robert G. Krestakos, in fiscal year 2015 were earned at 55% of target.

Our say-on-pay advisory vote was approved at our 2016 annual shareholders’ meeting, with 98.4% of the votes cast in favor.

Philosophy and Objectives

Our philosophy for the compensation of all of our employees, including the named executive officers, is to value the contribution of our employees and share profits through broad-based incentive arrangements designed to reward performance and motivate collective achievement of strategic objectives that will contribute to our company’s success.

The primary objectives of the compensation programs for our named executive officers are to:

•	attract and retain highly qualified executives,

•	motivate our executives to achieve our business objectives,

•	reward our executives appropriately for their individual and collective contributions,

•	align our executives’ interests with the long-term interests of our shareholders,

•	ensure that executive compensation opportunities are reasonable when compared to compensation at similar companies and

•	achieve internal pay equity.

Compensation Consultant

The Compensation Committee has engaged Exequity LLP to serve as an independent compensation consultant reporting directly to the Committee. Exequity is responsible for providing information, insight and perspective for the Committee’s consideration in making decisions on all elements of executive compensation. Exequity also works cooperatively with management on behalf of the Compensation Committee. Exequity does not provide any services to our company other than executive compensation consulting to the Committee.

Annual Review

Our executive compensation programs fall within three general categories: (1) base salaries, (2) incentive compensation and (3) retirement programs and benefits. The Compensation Committee reviews and approves the base salary and incentive compensation awards for each of our executive officers each year, taking into account the recommendations of our CEO (except as to himself), the individual performance of each executive officer and our compensation philosophy and objectives described above. Following approval by the Compensation Committee, the compensation of our CEO is submitted to our Board of Directors for ratification. The amount of incentive compensation actually earned by each executive officer depends on the performance of our company as a whole against the targets established for the particular award. None of the named executive officers has an employment agreement with us.

In order to evaluate the reasonableness and competitiveness of our compensation programs and practices for fiscal year 2017, the Compensation Committee used pay data from Willis Towers Watson's general industry executive survey, excluding financial services, not-for-profit and energy companies, to reflect a sizable peer group of companies. Due to the differences in revenue among the companies in the survey, regression analysis was used to adjust the data to reflect our size based on annual revenues of approximately $3.0 billion. The survey presents information regarding base salaries, annual bonus targets, annualized expected values of long-term incentive compensation and target total direct compensation. The Compensation Committee does not specifically target each element of compensation of the named executive officers against the comparison group. Instead, the Compensation Committee reviews the comparison data to assess whether or not each of these components of compensation and total compensation of the named executive officers is within a competitive range, and in making its assessment, the Committee considers (a) any difference between the role and responsibilities of each officer compared to the benchmark position in the survey results, (b) the specific contributions the executive officer has made to the successful achievement of our company goals, (c) the relative experience level of the executive officer and his or her tenure with our company and (d) the performance of the company, including stock price performance.

Our say-on-pay shareholder advisory vote received 98.4% approval at our 2016 annual shareholders meeting. No changes were made to our executive compensation policies and practices in fiscal year 2017 in response to our 2016 say-on-pay shareholder advisory vote.

Base Salary

The base salary of each of our named executive officers is reviewed and approved by the Compensation Committee as part of its overall review of executive compensation, and our Board of Directors ratifies any changes to our CEO’s base salary. As a general rule, base salaries for the named executive officers are set at levels which will allow us to attract and retain highly qualified executives. In addition to the annual reviews, the base salary of a particular executive may be adjusted during the course of a fiscal year in connection with a promotion or other material change in the executive’s role or responsibilities.

During fiscal year 2017, each of the named executive officers, except James P. Keane, received a merit increase to his or her base salary within a historically normal range. James P. Keane’s base salary was increased by 6.7%, from $900,000 to $960,000 to align his salary closer with the market median.

Incentive Compensation

In fiscal year 2017, we awarded four types of incentive compensation opportunities to our named executive officers: (1) cash awards under our MIP which were earned based on our ROIC results for the fiscal year, (2) cash-based awards under our ICP which will be earned based on our average ROIC over three fiscal years, (3) performance units which will be earned based on our TSR performance relative to a peer group over three fiscal years and (4) restricted units which will vest at the end of three fiscal years. The performance units and restricted units will be settled in shares of Class A Common Stock at the end of the applicable performance period or vesting. These four types of awards in combination with other similar awards granted in prior fiscal years create overlapping award cycles that are designed to encourage retention, provide a mix of cash and equity-based incentives and balance short-term and long-term performance.

As an illustration, the following chart shows the mix of compensation for fiscal year 2017 for our CEO compared to the average of the four other named executive officers, valuing the MIP and ICP cash-based awards at the target level of performance and the restricted unit and performance unit awards at the grant date market price per share of our Class A Common Stock (valuing the performance units at the target level of performance) and excluding one-time awards. The chart also notes the portion of the target total compensation denominated in the form of cash or equity and the portion based on ROIC or TSR performance. The mix of compensation for the CEO was more heavily weighted to performance and equity, although performance-based awards were also a significant component for the other named executive officers.

100%
80%
60%
40%
20%
0%
Equity
Cash
25%
17%
21%
19%
18%
TSR
ROIC
CEO FY17 @ Target
Equity
Cash
16%
16%
14%
21%
33%
TSR
ROIC
Average of Other NEOs FY17 @ Target
Base Salary
Cash MIP Award
Cash-Based Award
Restricted Units
Performance Units

Short-Term Cash Incentive Awards

Philosophy and Practice

As described above, in fiscal year 2017, each of our named executive officers received a cash award under our MIP which may be earned based on the achievement of certain ROIC results. ROIC equals our net operating profit after tax, or NOPAT, divided by average invested capital. NOPAT is calculated by taking net income and adding back after-tax interest expense, and adjusting for after-tax interest income related to average liquidity (cash, short-term investments and the cash surrender value of company-owned life insurance policies) in excess of $200 million. Average invested capital is calculated by adding average shareholders' equity and average long-term debt, adjusted for average liquidity in excess of $200 million and the impact of other adjustments to the extent approved by the Compensation Committee. Restructuring charges, goodwill impairment charges or other items to the extent approved by the Compensation Committee may be amortized over a period of two to five years in the calculation of NOPAT and average invested capital. No awards can be earned to the extent they would result in our company recording a net loss for the fiscal year unless the Committee determines otherwise.

In addition to the named executive officers, other management employees received annual awards under the MIP for fiscal year 2017, and the majority of our other employees also received annual incentive compensation based on our ROIC results for fiscal year 2017.

Fiscal Year 2017 Awards

The ROIC performance required to earn the minimum, target and maximum level of the fiscal year 2017 MIP awards are set forth in the following chart. Target performance was set at ROIC of 12.5%, an increase of one and a half percentage points compared to the target set for MIP awards granted in fiscal year 2016. In setting the target, the Compensation Committee chose to use the average of our estimated current weighted average cost of capital, or WACC, and our fiscal year 2016 actual ROIC. As a profit-sharing company, the minimum performance level was set at zero percent and the maximum performance level was set at ten percentage points above target.

The levels of ROIC performance that will result in an award of the threshold, target or maximum amount are as shown in the following table, with interpolation used in the event that the actual results do not fall directly on one of the performance levels.

Performance Level	ROIC Performance	Amount Earned

Threshold	0.0%	0% of target
Target	12.5%	100% of target
Maximum	22.5%	200% of target

MIP target awards for the named executive officers are reviewed and approved each year by the Compensation Committee and, in the case of our CEO, ratified by the Board. The named executive officers’ target MIP awards for fiscal year 2017 were as follows:

Name	Target Award

James P. Keane	110% of base salary
David C. Sylvester	80% of base salary
Lizbeth S. O'Shaughnessy	60% of base salary
Sara E. Armbruster	60% of base salary
Robert G. Krestakos	50% of base salary

In determining the size of target MIP awards to be granted, our CEO presented to the Compensation Committee his recommendations for the size of award for each named executive officer other than himself, taking into consideration the factors described above under the heading “Annual Review.” The Committee reviewed the value of the target awards as a percentage of the officer’s base salary relative to the 25th percentile, median and 75th percentile levels of annual incentive compensation shown in the market comparison study and relative to each officer.

Awards Earned and Link to Company Performance

Our actual ROIC performance for fiscal year 2017 was 15.5%, resulting in the MIP awards being earned at 130% of target. The following chart depicts the performance scale for these awards and our actual fiscal year 2017 ROIC performance and MIP payout level.

Long-Term Incentive Awards

Philosophy and Practice

Each of our named executive officers typically receives long-term incentive awards under our ICP each year, in accordance with our compensation philosophies of linking pay to performance, encouraging retention and aligning the interests of our executives with those of our shareholders. All awards are approved by the Compensation Committee, and in the case of our CEO, ratified by our Board of Directors, typically at a regularly scheduled meeting at the beginning of each fiscal year, but awards may also be approved at any regularly scheduled meeting or at a special meeting. We do not have any program or practice to time the grant of equity-based awards relative to the release of any material non-public information.

In addition to granting annual long-term incentive awards, from time to time at the request of our CEO, the Compensation Committee considers granting special awards to named executive officers in connection with promotions or other changes in responsibilities or in recognition of particular contributions to our company’s performance. In fiscal year 2017, in recognition of accomplishment of a strategic initiative, the Committee approved an award of 5,000 restricted units for David C. Sylvester, which will vest at the end of fiscal year 2019.

Fiscal Year 2017 Awards

In fiscal year 2017, each of the named executive officers was granted a cash-based award, a performance unit award and a restricted unit award. A broader group of other management employees also receives cash-based awards and restricted unit awards under our long-term incentive program.

Cash-based awards

The cash-based awards will be earned based upon our average ROIC over fiscal years 2017 through 2019. Target performance was set at average ROIC of 12.5%. The levels of average ROIC performance that will result in an award of the threshold, target or maximum amounts under these awards are as shown in the following table, with interpolation used in the event that the actual results do not fall directly on one of the performance levels.

Performance Level	Three-Year Average ROIC Performance	Amount Earned

Threshold	0.0%	0% of target
Target	12.5%	100% of target
Maximum	17.5%	200% of target

The Compensation Committee selected three-year average ROIC as the performance measure for the cash-based awards in order to provide an element of incentive compensation based on a long-term company performance metric focused on profitability and the efficient use of capital. The target three-year average ROIC for the fiscal year 2017 awards was set at 12.5%, an increase of half a percentage point compared to the target set for similar awards granted in fiscal year 2016. In setting the target, the Compensation Committee chose to use the average of our estimated current WACC and our fiscal year 2016 actual ROIC. As a profit-sharing company, the minimum performance level was set at zero percent and the maximum performance level was set at five percentage points above target. The use of cash-based awards ensures we will pay for ROIC performance and not have payouts affected by changes in our stock price, which is already addressed by the performance unit and restricted unit awards.

Performance units

The performance unit awards will be earned based upon our TSR performance relative to the companies in the S&P MidCap 400 Index over fiscal years 2017 through 2019. The levels of relative TSR performance that will result in an award of the threshold, target or maximum number of shares under these performance units are as shown in the following table, with interpolation used in the event that the actual results do not fall directly on one of the percentile ranks. If relative TSR performance falls below the threshold, no shares would be earned.

Performance Level	Relative TSR Performance	Number of Shares Earned

Threshold	30th percentile	50% of target
Target	50th percentile	100% of target
Maximum	80th percentile	200% of target

The Compensation Committee selected TSR as the performance measure for the performance units to align the compensation of the executive officers with the interests of our shareholders. It chose the companies in the S&P MidCap 400 Index for the measurement of relative TSR because the Committee desired a large enough group to mitigate the impact of any one-time events that may be experienced by a company within the group, and the group includes companies with reasonably similar market capitalization to our company. In developing the performance scale for the performance units, the Compensation Committee utilized the same scale that was used in fiscal year 2016, which was reviewed based on survey data and market prevalence of TSR scales used by other companies. The performance units will be settled in shares of our Class A Common Stock to further align the compensation of the named executive officers with the interests of our shareholders. Dividend equivalents on the performance units will be based on dividends declared and paid on our Class A Common Stock during the performance period and paid only on the number of shares actually earned at the end of the performance period.

Restricted units

The restricted units were awarded in conjunction with the cash-based and performance unit awards to support our compensation philosophy of linking pay to stock performance, encouraging retention and aligning the interests of our executives with those of our shareholders. The restricted units granted in fiscal year 2017 will vest in full at the end of fiscal year 2019, based upon continued service and will be settled in shares of our Class A Common Stock. Dividend equivalents on the restricted units will be based on dividends declared and paid on our Class A Common Stock during the vesting period and paid during the vesting period.

Award Levels and Mix

In determining the size of the long-term incentive awards to be granted, our CEO presented to the Compensation Committee his recommendations for the awards for each named executive officer other than himself, taking into account the factors described above under the heading “Annual Review.” The Committee reviewed the recommended target level of cash-based awards plus the estimated value of the recommended performance units and restricted units (using a recent average closing price for shares of our Class A Common Stock), calculated as a percentage of the officer’s base salary, relative to the median level of long-term incentive compensation shown in the market comparison study and the estimated expense of the awards. For each of the named executive officers other than the CEO, the awards were allocated as follows: approximately 67% in performance-based awards (one half in cash earned based on ROIC and the other half in performance units earned based on TSR) and approximately 33% in restricted units. The awards granted to the CEO were allocated approximately 75% in performance-based awards (approximately one half in cash earned based on ROIC and the other half in performance units earned based on TSR) and approximately 25% in restricted units, to provide greater emphasis on alignment with the long-term interests of our shareholders. Over the last several years, it has been the Compensation Committee's practice to provide the CEO with long-term incentive awards that are more heavily weighted on performance conditions than those granted to the other named executive officers.

Awards Earned in Fiscal Year 2017 and Link to Company Performance

The performance period for the performance units granted to the named executive officers, other than Robert G. Krestakos, and the cash-based award granted to Mr. Krestakos in fiscal year 2015 ran from the beginning of fiscal year 2015 through the end of fiscal year 2017. The first set of performance units and Mr. Krestakos' cash-based award were earned based on our three-year average ROIC. Our actual average ROIC for fiscal years 2015 through 2017 resulted in these awards being earned at 172%. The following chart depicts the performance scale for these awards and our actual fiscal year 2015 to 2017 average ROIC performance and payout level.

200%
172%
100%
0%
Performance Units Payout
Target
Actual
14.6%
0%
6%
11%
16%
FY15 – FY17 Three-year Average ROIC

The second set of performance units awarded to our named executive officers, other than Robert G. Krestakos, were earned based on our TSR performance relative to the companies in the industrial subset of the S&P MidCap 400 Index. Our actual TSR performance for fiscal years 2015 through 2017 resulted in shares being earned at 55% of target. The following chart depicts the performance scale for these awards and our actual fiscal year 2015 to 2017 relative TSR performance and performance unit payout level.

200%
100%
50%
0%
Performance Units Payout
55%
32nd
Target
Actual
30th
50th
80th
100th
FY15 – FY17 Relative TSR Percentile

Retirement Plans and Benefits

Each of the named executive officers is eligible to participate in the following retirement benefit plans:

•	Retirement Plan,

•	Restoration Retirement Plan and

•	Deferred Compensation Plan.

Our Retirement Plan is a tax-qualified defined contribution plan, open to eligible U.S.-based employees of Steelcase Inc. and certain of its subsidiaries and affiliates. Participants may elect to contribute a portion of their earnings to the 401(k) component of the Retirement Plan each year, and we made a non-discretionary contribution of 5% of each participant’s eligible pay for fiscal year 2017. In addition, we matched 50% of the first 6% of eligible pay each participant contributed to the Retirement Plan during the fiscal year.

Our Restoration Retirement Plan is a non-qualified defined contribution plan which is unfunded. Participants in our MIP for whom contributions to our Retirement Plan are limited by Section 401(a)(17) of the Internal Revenue Code may participate in the Restoration Retirement Plan. In fiscal year 2017, we made matching contributions and an annual contribution to participants’ bookkeeping accounts under the Restoration Retirement Plan at the same rate of contribution as our Retirement Plan.

Our Deferred Compensation Plan is a non-qualified defined contribution plan which is unfunded. In fiscal year 2017, participants could elect to defer up to 50% of their base salary and/or up to 75% of their short-term award under the MIP into an unfunded account with our company on a tax-deferred basis. Our company does not make any contributions to the Deferred Compensation Plan.

Each of the named executive officers participates in our Executive Supplemental Retirement Plan, which was originally adopted in 1981. This plan was intended to assist us with attracting and retaining highly qualified executives and to enable them to devote their full-time best efforts to our company. This plan was closed to new participants as of the beginning of fiscal year 2016. We do not have a policy or practice of granting our executive officers extra years of service credit under this or any other plan.

Each of these plans, other than our Retirement Plan, is discussed in Executive Compensation, Retirement Programs and Other Arrangements under the headings “Pension Benefits” and “Deferred Compensation.”

In addition to these retirement and deferred compensation plans, upon a qualifying retirement (generally when the age at retirement and number of years of continuous service with our company equals 80 or more), each of the named executive officers hired before July 22, 2002 is eligible to receive retiree healthcare benefits, including medical, dental and vision insurance programs, in the same manner as all other U.S. employees of Steelcase Inc. who are qualified retirees.   We currently allow eligible U.S. retirees to continue to receive healthcare benefits for life, but we reserve the right to change or eliminate this benefit at any time.  Retirees under age 65 are required to pay a portion of the cost of the medical coverage based on the participant's retirement date, age and years of service.  All retirees pay the full cost of dental and vision.  Retirees age 65 or older and eligible for Medicare receive a fixed amount that can be used for reimbursement of any healthcare premiums and other eligible out-of-pocket expenses.

Severance and Change in Control Benefits

During fiscal year 2017, each of the named executive officers participated in our Executive Severance Plan, which provides for certain benefits in the event of certain terminations of employment with our company. This plan is intended to provide clarity to shareholders and executive management in the event of a severance and/or change in control, align the interests of executive management with the long-term interests of our shareholders, reinforce behavior that promotes maximum value in the event of any merger or acquisition activity and attract and retain executive management by maintaining competitive compensation programs. The value of the potential benefits under the Executive Severance Plan for each of the named executive officers as of the end of fiscal year 2017 is detailed in Executive Compensation, Retirement Programs and Other Arrangements under the heading “Termination or Change in Control Payments.”

Other Programs and Practices

Perquisites and Other Benefits

Our company provides very limited perquisites or other personal benefits to our named executive officers. The only perquisites received in fiscal year 2017 by the named executive officers were an optional annual executive physical examination. The aggregate incremental cost to our company of the perquisites or other personal benefits received by the named executive officers in fiscal year 2017 was less than $10,000 per officer.

The named executive officers also may elect to participate in other benefit programs on the same terms as other U.S. employees of our company. These programs include medical, dental, vision, life and disability insurance, charitable gift matching and discounts on company products.

Stock Ownership Guidelines

The Compensation Committee established stock ownership guidelines to encourage stock ownership among our executives to further the objective of aligning our executives’ interests with those of our shareholders. Under these guidelines, our CEO is expected to own shares of our common stock having a current market value of not less than five times his base salary, and the other named executive officers are expected to own shares having a current market value of not less than two or three times their respective base salaries, depending on their position. The amount of holdings required by the guidelines was developed based on market comparisons and the premise that an executive should be able to satisfy the holding requirements by retaining shares awarded to the executive as compensation and without purchasing additional shares, assuming the applicable performance criteria for the share awards are satisfied. New executive officers are given a period of five fiscal years from their first annual award to meet their holding requirements in order to allow them an appropriate period of time to build their holdings through annual equity awards. Similarly, our CEO was given a period of five fiscal years from his appointment as CEO to meet his increased holding requirement.

In addition to shares owned by our executives, holdings which count toward satisfaction of their holding requirements include restricted units and performance units at target award levels during the performance period held by the executives. The Compensation Committee reviews compliance with the stock ownership guidelines annually. All of the named executive officers are in compliance with our stock ownership guidelines.

Speculative Transactions and Stock Pledging

We prohibit our directors and executive officers from engaging in speculative transactions involving our stock, including excessive trading, short sales or buying or selling puts or calls. In addition, our executive officers are prohibited from purchasing Company securities on margin, borrowing against Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. Directors are also prohibited from engaging in such transactions unless (1) the applicable lender has agreed in writing that the securities will not be sold during any trading blackout period applicable to the director and (2) the specific transaction has been approved by the Nominating and Corporate Governance Committee or the Chair of that committee. Any pledge arrangements by directors which were in place prior to the adoption of this prohibition in fiscal year 2013 may be continued in accordance with their terms; however, any renewals, extensions or modifications thereof will be subject to the requirements set forth in our Corporate Governance Principles.

Non-Compete and Other Forfeiture Provisions

One of the basic principles of the various compensation plans and programs which provide benefits to our named executive officers during or after their employment with us is that certain compensation or benefits will be forfeited or returned if the participant competes with us during a specified period after they leave our employment.

In addition, our Executive Severance Plan provides that in the event our financial results are materially restated, the Compensation Committee may review the circumstances surrounding the restatement and determine whether and which participants will forfeit the right to receive any future benefits and/or repay any prior benefits received under the plan. In the event of a material restatement due to fraud, if the Committee determines that a participant was responsible for or participated in the fraud, that participant will be required to forfeit any future benefits and repay any prior benefits paid in excess of the amounts that would have been paid based on our restated financial results. These are called “clawback” provisions, and the MIP and ICP have similar clawback provisions which apply only to those participants who also participate in the Executive Severance Plan.

Tax Considerations

In making decisions regarding executive compensation, the Compensation Committee considers the tax deductibility of the amounts payable. Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid to certain officers to $1 million unless certain conditions are satisfied. The Committee’s goal is to structure the compensation paid to these individuals to maximize deductibility for federal income tax purposes; however, when deemed necessary, the Committee may authorize compensation that may not be deductible under Section 162(m) to promote incentive and retention goals.

EXECUTIVE COMPENSATION, RETIREMENT PROGRAMS AND OTHER ARRANGEMENTS

This section and the tables in this section should be read in conjunction with the more detailed description of our executive compensation plans and arrangements included in the Compensation Discussion and Analysis.

Summary Compensation Table

The following table shows compensation information for the fiscal years indicated for (1) James P. Keane, our CEO, (2) David C. Sylvester, our Chief Financial Officer, and (3) our three other most highly paid executive officers as of the end of fiscal year 2017. In this proxy statement, we refer to these five executive officers collectively as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total

James P. Keane	2017	$949,615	$2,400,600	$1,357,479	$125,473	$178,687	$5,011,854
President and Chief Executive Officer	2016	$882,692	$3,546,838	$1,284,429	$321,554	$142,456	$6,177,969
	2015	$800,000	$3,268,038	$900,000	$369,237	$28,748	$5,366,023

David C. Sylvester	2017	$527,404	$844,303	$548,414	$93,134	$90,821	$2,104,076
Senior Vice President, Chief Financial Officer	2016	$512,404	$1,011,951	$606,589	$71,301	$81,094	$2,283,339
	2015	$500,000	$1,169,806	$500,000	$203,545	$28,748	$2,402,099

Lizbeth S. O'Shaughnessy	2017	$442,854	$467,877	$345,373	$147,010	$66,110	$1,469,224
Senior Vice President, Chief Administrative Officer, General Counsel & Secretary	2016	$430,419	$614,106	$382,151	$92,662	$79,690	$1,599,028
	2015	$414,510	$654,695	$310,752	$211,923	$28,748	$1,620,628

Sara E. Armbruster	2017	$426,469	$348,962	$332,603	$106,759	$63,840	$1,278,633
Vice President, Strategy, Research and New Business Innovation	2016	$416,781	$461,090	$370,061	$—	$58,065	$1,305,997
	2015	$410,000	$533,940	$307,500	$180,903	$140,407	$1,572,750

Robert G. Krestakos	2017	$357,709	$174,481	$418,944	$135,428	$65,680	$1,152,242
Vice President, Global Operations

(1)
The amounts shown in this column are the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 for performance units and restricted units granted during the applicable fiscal year.

•
The grant date fair value of the performance units to be earned based on three-year TSR performance relative to a peer group was calculated using a Monte Carlo simulation fair value on the date of grant multiplied by the target number of shares that may be earned.

•
The grant date fair value of the restricted units was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted units.

•
The amounts shown in fiscal years 2016 and 2015 include the grant date fair value of the performance units to be earned based on three-year average ROIC performance and were calculated using the closing price of our Class A Common Stock on the grant date multiplied by the target number of shares that may be earned. No such awards were granted in fiscal year

2017. Assuming that the highest level of performance conditions will be achieved, the value of the performance units granted in fiscal year 2016 and 2015, respectively, using the grant date market price per share of our Class A Common Stock, would be as follows: James P. Keane, $2,391,900 and $2,140,725; David C. Sylvester, $618,448 and $690,395; Lizbeth S. O'Shaughnessy, $375,290 and $386,382; and Sara E. Armbruster, $281,792 and $315,115.
The assumptions made in the valuation of such awards are disclosed in Note 16 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2017 filed with the SEC on April 14, 2017.

(2)	The amounts shown in this column represent the sum of:

•	short-term MIP awards earned in the applicable fiscal year, and

•	for Robert G. Krestakos only, the amount earned under a cash-based award granted in fiscal year 2015 which was earned based on our average ROIC performance over fiscal years 2015 through 2017.
The short-term MIP awards were paid in cash shortly after the end of the applicable fiscal year. Mr. Krestakos' cash-based award was paid in cash shortly after the end of fiscal year 2017.
The amounts shown in this column do not include any amounts related to the cash-based awards granted in fiscal year 2017, which will be earned based on our average ROIC performance over fiscal years 2017 through 2019, as such awards are reportable when earned.

(3)
The amounts shown in this column represent the net change in actuarial present value of the applicable officer’s accumulated benefit under our Executive Supplemental Retirement Plan. These changes are primarily driven by the applicable officer's period of service and changes in the terms of the plan, compensation and the discount rate and reflect the following: (a) in fiscal year 2017, a decrease in the discount rate from 3.7% to 3.5%, (b) in fiscal year 2016, an increase in the discount rate from 3.2% to 3.7%, and (c) in fiscal year 2015, a decrease in the discount rate from 3.6% to 3.2% and changes to the terms of the plan. For fiscal year 2016, the change in actuarial present value of the accumulated benefit under the Executive Supplemental Retirement Plan for Sara E. Armbruster was a reduction of $16,340, so the amount is reflected as zero in accordance with the SEC's rules and regulations. Earnings under our Deferred Compensation Plan are not included because they are not earned at a preferential rate.

(4)	The amounts shown in this column for fiscal year 2017 include the following:

Name	Company Contributions under Retirement or Pension Plans	Life Insurance Premiums	Total All Other Compensation

James P. Keane	$178,539	$148	$178,687
David C. Sylvester	$90,673	$148	$90,821
Lizbeth S. O'Shaughnessy	$65,962	$148	$66,110
Sara E. Armbruster	$63,692	$148	$63,840
Robert G. Krestakos	$65,532	$148	$65,680

Incentive Compensation Awards

The following table shows the awards granted to the named executive officers during fiscal year 2017 under our incentive compensation plans.

Fiscal Year 2017 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum

James P. Keane	4/14/2016 (1)	$—	$1,044,214	$2,088,428
	4/14/2016 (2)	$—	$1,160,000	$2,320,000
	4/14/2016 (3)				45,000	90,000	180,000		$1,494,000
	4/14/2016 (4)							60,000	$906,600

David C. Sylvester	4/12/2016 (1)	$—	$421,857	$843,714
	4/12/2016 (2)	$—	$310,545	$621,090
	4/12/2016 (3)				12,550	25,100	50,200		$403,859
	4/12/2016 (4)							24,800	$366,544
	4/12/2016 (4)							5,000	$73,900

Lizbeth S. O'Shaughnessy	4/12/2016 (1)	$—	$265,671	$531,342
	4/12/2016 (2)	$—	$188,397	$376,794
	4/12/2016 (3)				7,650	15,300	30,600		$246,177
	4/12/2016 (4)							15,000	$221,700

Sara E. Armbruster	4/12/2016 (1)	$—	$255,849	$511,698
	4/12/2016 (2)	$—	$140,097	$280,194
	4/12/2016 (3)				5,700	11,400	22,800		$183,426
	4/12/2016 (4)							11,200	$165,536

Robert G. Krestakos	4/12/2016 (1)	$—	$178,827	$357,654
	4/12/2016 (2)	$—	$70,237	$140,474
	4/12/2016 (3)				2,850	5,700	11,400		$91,713
	4/12/2016 (4)							5,600	$82,768

(1)
These lines show the potential payout opportunity for short-term MIP awards for fiscal year 2017. Following the end of fiscal year 2017, actual performance resulted in these awards being earned at 130% of target and paid in cash. The actual amounts earned were: James P. Keane, $1,357,479; David C. Sylvester, $548,414; Lizbeth S. O'Shaughnessy, $345,373; Sara E. Armbruster, $332,603; and Robert G. Krestakos, $232,475.

(2)
These lines show the potential payout opportunity for cash-based awards made under our Incentive Compensation Plan which are to be earned based on average ROIC performance over fiscal years 2017 through 2019.

(3)
These lines show performance unit awards made under our Incentive Compensation Plan which are to be earned based on three-year TSR performance relative to a peer group. The grant date fair value was calculated using a Monte Carlo simulation fair value on the date of grant multiplied by the target number of shares that may be earned.

(4)
These lines show restricted unit awards made under our Incentive Compensation Plan. The grant date fair value was calculated using the closing price of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted units.

MIP awards

The short-term MIP awards granted for fiscal year 2017 were based on ROIC achievement compared to a target of 12.5%. In March 2017, the Compensation Committee certified the performance results, and the awards were earned at 130% of target.

Cash-based awards

The cash-based awards granted in fiscal year 2017 will be earned based on the achievement of our average ROIC over fiscal years 2017 through 2019. ROIC equals our net operating profit after tax divided by average invested capital. The levels of average ROIC performance that would result in the award of threshold, target or maximum dollar amounts are as shown in the following table, with interpolation used in the event that the actual result does not fall directly on a percentage listed in the table. If average ROIC performance falls below the threshold, no cash would be earned.

Performance Measure	Threshold	Target	Maximum

Three-Year Average ROIC	0.0%	12.5%	17.5%

Performance unit awards

The performance unit awards granted in fiscal year 2017 will be earned based on the achievement of certain TSR levels for fiscal years 2017 through 2019 relative to the companies within the S&P MidCap 400 Index. TSR includes the change in trading price and dividends paid during the performance period, and the trading price change is calculated using a 90-day average immediately prior to the beginning and end of the performance period. The levels of relative TSR performance that would result in the award of the threshold, target or maximum number of shares are as shown in the following table, with interpolation used in the event that the actual percentile does not fall directly on a percentile listed in the table. If relative TSR performance falls below the threshold, no shares would be earned.

Performance Measure	Threshold	Target	Maximum

Relative TSR	30th percentile	50th percentile	80th percentile

At the end of fiscal year 2019, the number of performance units earned, if any, will be settled in shares of our Class A Common Stock. Dividend equivalents will be paid on the number of shares actually earned at the end of the performance period.

Restricted unit awards

Each of the named executive officers received a restricted unit award in fiscal year 2017 which will vest in full and be settled in shares of our Class A Common Stock at the end of fiscal year 2019. Dividend equivalents will be paid on the restricted units during the vesting period.

Outstanding Equity Awards

The following table shows the equity awards granted to the named executive officers under our Incentive Compensation Plan which remained outstanding at the end of fiscal year 2017, consisting of unvested restricted units and unearned performance units. The market values shown in the table are based on the closing price of our Class A Common Stock at the end of fiscal year 2017 of $15.95 per share.

Fiscal Year 2017 Outstanding Equity Awards at Fiscal Year-End

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

James P. Keane:
Restricted units	42,500 (1)	$677,875
Restricted units	60,000 (2)	$957,000
Performance units			127,500 (3)	$2,033,625
Performance units			31,875 (4)	$508,406
Performance units			45,000 (5)	$717,750

David C. Sylvester:
Restricted units	16,368 (1)	$261,070
Restricted units	24,800 (2)	$395,560
Restricted units	5,000 (2)	$79,750
Performance units			33,232 (3)	$530,050
Performance units			8,308 (4)	$132,513
Performance units			12,550 (5)	$200,173

Lizbeth S. O'Shaughnessy:
Restricted units	9,934 (1)	$158,447
Restricted units	15,000 (2)	$239,250
Performance units			20,166 (3)	$321,648
Performance units			5,041 (4)	$80,404
Performance units			7,650 (5)	$122,018

Sara E. Armbruster:
Restricted units	7,458 (1)	$118,955
Restricted units	11,200 (2)	$178,640
Performance units			15,142 (3)	$241,515
Performance units			3,785 (4)	$60,371
Performance units			5,700 (5)	$90,915

Robert G. Krestakos:
Restricted units	3,664 (1)	$58,441
Restricted units	5,600 (2)	$89,320
Performance units			7,436 (3)	$118,604
Performance units			1,859 (4)	$29,651
Performance units			2,850 (5)	$45,458

(1)	These restricted units will vest at the end of fiscal year 2018.

(2)	These restricted units will vest at the end of fiscal year 2019.

(3)
These performance units will be earned based on our three-year average ROIC performance over fiscal years 2016 through 2018 and, if earned, will vest in full at the end of fiscal year 2018. Because the performance as of the end of fiscal year 2017 was above the target performance goal for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the maximum number of shares under the award in accordance with the SEC’s rules and regulations. The maximum number of shares will only be earned if our three-year average ROIC performance over the performance period equals or exceeds 17%.

(4)
These performance units will be earned based on our TSR performance relative to a peer group over fiscal years 2016 through 2018 and, if earned, will vest in full at the end of fiscal year 2018. Because the performance as of the end of fiscal year 2017 was below the threshold performance goal for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the threshold number of shares under the award in accordance with the SEC’s rules and regulations. The threshold number of shares will only be earned if our TSR performance equals or exceeds the 30th percentile of the peer group.

(5)
These performance units will be earned based on our TSR performance relative to a peer group over fiscal years 2017 through 2019 and, if earned, will vest in full at the end of fiscal year 2019. Because the performance as of the end of fiscal year 2017 was below the threshold performance goal for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the threshold number of shares under the award in accordance with the SEC’s rules and regulations. The threshold number of shares will only be earned if our TSR performance equals or exceeds the 30th percentile of the peer group.

Stock Award Vesting

The following table shows the stock awards (consisting of restricted units and/or performance units) previously granted to the named executive officers which vested during fiscal year 2017.

Fiscal Year 2017 Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)

James P. Keane	237,212	$3,695,974
David C. Sylvester	67,607	$1,087,761
Lizbeth S. O'Shaughnessy	37,837	$608,777
Sara E. Armbruster	30,858	$496,489
Robert G. Krestakos	6,231	$93,584

(1)
The amounts shown in this column are calculated by multiplying (a) the closing market price of our Class A Common Stock on the date of vesting by (b) the number of shares vested. These values do not reflect any deduction for shares forfeited to cover applicable tax withholding.

Pension Benefits

The following table shows information regarding each plan that provides for payments or other benefits to the named executive officers at, following or in connection with retirement.

Fiscal Year 2017 Pension Benefits

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)

James P. Keane	Executive Supplemental Retirement Plan	15	$2,815,052
David C. Sylvester	Executive Supplemental Retirement Plan	9	$1,981,084
Lizbeth S. O'Shaughnessy	Executive Supplemental Retirement Plan	6	$1,921,075
Sara E. Armbruster	Executive Supplemental Retirement Plan	4	$1,251,942
Robert G. Krestakos	Executive Supplemental Retirement Plan	5	$1,588,017

(1)
The numbers shown in this column represent the number of full years the executive officer has participated in the plan as of the end of fiscal year 2017. Benefits under this plan are based on age and years of service with our company, as well as a vesting schedule, as described in the narrative following this table.

(2)
The amounts shown in this column represent the actuarial present value of the executive officer’s accumulated benefits under the plan as of the end of fiscal year 2017. These amounts were calculated using the same assumptions used for financial reporting purposes under generally accepted accounting principles, which assumptions include that retirement will occur at normal retirement age or, if earlier, the time when retirement benefits are fully vested and the executive officer becomes eligible for early retirement, as described below.

Executive Supplemental Retirement Plan

Our Executive Supplemental Retirement Plan, or SERP, is an unfunded plan that provides certain defined benefits to participants who are approved by the Compensation Committee. Participants do not make contributions to the SERP, which pays the following benefits following a qualifying retirement, death or total disability:

•
five annual payments equal to the sum of (1) 70% of the participant’s average base salary for the three consecutive calendar years through calendar year 2015 or through the participant's final vesting year, if later, plus (2) $50,000, followed by

•	ten annual payments of $50,000.

A participant is eligible for normal retirement from the company under the SERP at age 65. A participant is eligible for early retirement from the company under the SERP when the participant’s age plus years of service with our company equals or exceeds 80. None of the named executive officers meet the requirements for normal or early retirement.

Participants are fully vested in the SERP after seven years of participation in the plan, with partial vesting beginning at 20% after three years of participation and increasing 20% per year thereafter. For example, after five years of participation in the SERP, a participant is 60% vested and would receive payments equal to 60% of the amounts described above if he or she died, became totally disabled or qualified for retirement and retired at that point.

Deferred Compensation

The following table shows information for fiscal year 2017 regarding each plan under which compensation may be deferred on a basis that is not tax-qualified.

Fiscal Year 2017 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY (2)	Aggregate Balance at Last FYE (3)

James P. Keane	$—	$157,339	$47,741	$613,073
David C. Sylvester	$—	$69,473	$30,797	$262,774
Lizbeth S. O'Shaughnessy	$—	$44,762	$30,472	$204,287
Sara E. Armbruster	$—	$42,492	$37,227	$276,152
Robert G. Krestakos	$—	$44,332	$11,354	$187,762

(1)
The amounts shown in this column are the amounts we contributed to the officers’ accounts under our Restoration Retirement Plan for fiscal year 2017. All of such amounts are reported as compensation for the officers in fiscal year 2017 in the All Other Compensation column of the Summary Compensation Table.

(2)
The amounts shown in this column are the earnings in the officers’ accounts under both our Deferred Compensation Plan and our Restoration Retirement Plan. These amounts are not reported in the Summary Compensation Table because the earnings are not preferential.

(3)
The amounts shown in this column are the combined balance of the applicable executive officer’s accounts under our Deferred Compensation Plan and our Restoration Retirement Plan. Of the amounts contributed to these plans, $264,997 for James P. Keane, $124,336 for David C. Sylvester, $68,742 for Lizbeth S. O'Shaughnessy, and $104,354 for Sara E. Armbruster were reported as compensation in Summary Compensation Tables in our proxy statements for previous fiscal years.

Deferred Compensation Plan

Under our Deferred Compensation Plan, participants may elect to defer up to 50% of their base salary and/or up to 75% of their short-term award under our MIP into an unfunded account with our company on a tax-deferred basis. Our company does not make any contributions to the Deferred Compensation Plan. Funds deferred under the Deferred Compensation Plan are deemed invested in one or more investment funds selected by the participant and are payable to the participant after termination of employment in either a lump sum or installments, at the election of the participant.

Restoration Retirement Plan

Our Restoration Retirement Plan is a non-qualified defined contribution plan which is unfunded. Participants in our MIP for whom contributions to our Retirement Plan are limited by Section 401(a)(17) of the Internal Revenue Code may participate in the Restoration Retirement Plan. In fiscal year 2017, we made a matching contribution and an annual contribution to each participant's bookkeeping account under the Restoration Retirement Plan at the same rate of contribution as our Retirement Plan. The vesting period for our contributions to the Restoration Retirement Plan is two years. Participants select from several investment fund options for their accounts under the plan, and the rate of return is based on those selections. Following termination of employment, a participant’s account balance in the Restoration Retirement Plan, to the extent vested, is paid out to the participant either in a lump sum or installments, at the election of the participant.

Termination or Change in Control Payments

The following table shows the estimated payments that would have been made to the named executive officers if a termination of employment and/or change in control had happened on February 24, 2017, the last day of our fiscal year 2017.

The various circumstances under which payments would have been made are categorized as follows:

•	Death or disability – meaning the officer died or the officer’s employment terminated due to a “disability” or "total disability," as defined in the applicable plans.

•	Termination without cause – meaning we terminated the officer’s employment without “cause,” as defined in the applicable plans.

•	Change in control – meaning a “change in control” of our company, as defined in the applicable plans, had taken place, regardless of whether or not the officer’s employment terminated.

•
Termination after change in control – meaning the officer’s employment terminated within two years after a change in control either (a) by us or our successor without cause or (b) by the officer for “good reason,” as defined in the applicable plans. The amounts reflected in the following table for a termination after change in control would be reduced by those amounts which had been paid to the officer upon the change in control which preceded his or her termination.

None of the named executive officers were eligible to receive retirement or early retirement benefits as of February 24, 2017.

Potential Payments upon Termination or Change in Control

Name and Triggering Event	Severance Payment (1)	Long-Term Incentive Awards (2)	SERP (3)	Other Benefits (4)	Excise Tax Gross Up (5)	Total

James P. Keane
Death or disability	$—	$3,949,241	$3,015,554	$—	$—	$6,964,795
Termination without cause	$4,032,000	$1,634,875	$—	$50,892	$—	$5,717,767
Change in control	$—	$4,227,641	$—	$—	$—	$4,227,641
Termination after change in control	$6,048,000	$4,227,641	$3,015,554	$50,892	$—	$13,342,087

David C. Sylvester:
Death or disability	$—	$1,351,308	$2,196,463	$—	$—	$3,547,771
Termination without cause	$954,000	$736,380	$—	$50,892	$—	$1,741,272
Change in control	$—	$1,425,838	$—	$—	$—	$1,425,838
Termination after change in control	$1,908,000	$1,425,838	$2,157,568	$50,892	$—	$5,542,298

Lizbeth S. O'Shaughnessy
Death or disability	$—	$771,224	$1,590,650	$—	$—	$2,361,874
Termination without cause	$712,000	$397,697	$—	$30,310	$—	$1,140,007
Change in control	$—	$816,439	$—	$—	$—	$816,439
Termination after change in control	$1,424,000	$816,439	$1,988,313	$30,310	$—	$4,259,062

Sara E. Armbruster
Death or disability	$—	$577,115	$783,193	$—	$—	$1,360,308
Termination without cause	$685,120	$297,595	$—	$50,560	$—	$1,033,275
Change in control	$—	$610,738	$—	$—	$—	$610,738
Termination after change in control	$1,370,240	$610,738	$1,470,526	$50,560	$—	$3,502,064

Robert G. Krestakos
Death or disability	$—	$286,064	$1,020,674	$—	$—	$1,306,738
Termination without cause	$539,160	$147,761	$—	$50,892	$—	$737,813
Change in control	$—	$302,921	$—	$—	$—	$302,921
Termination after change in control	$1,078,320	$302,921	$1,701,124	$50,892	$829,077	$3,962,334

(1)	Severance Payment: The amounts shown in this column reflect the severance payments that would be made pursuant to our Executive Severance Plan:
•For our CEO:

◦	in the event of a termination without cause, two times the sum of (a) his base salary on the date of termination plus (b) his target short-term award under our MIP for the year; and

◦	in the event of a termination after change in control, three times the sum of (a) and (b).
•For each of the other named executive officers:

◦	in the event of a termination without cause, the sum of (a) his or her base salary on the date of termination plus (b) his or her target short-term award under our MIP for the year; and

◦	in the event of a termination after change in control, two times the sum of (a) and (b).

(2)
Long-Term Incentive Awards: The amounts shown in this column are the value of the officers’ unvested restricted units and unearned cash-based awards and performance units that would vest or pay out under certain circumstances pursuant to the Incentive Compensation Plan. In the event of a change in control or termination after change in control, the amounts shown reflect the amounts payable in the scenario where the acquiring company does not assume or provide substitution for the long-term incentive awards. Under the terms of the awards, the cash-based awards and performance units granted in fiscal year 2016 would have been payable based on the target level of performance, and the cash-based awards and performance units granted in fiscal year 2017 would have been payable based on the greater of (a) the target level of performance or (b) the actual performance through the end of fiscal year 2017.

(3)
SERP: The amounts shown in this column in the "Death or disability" row for each officer represent the present value of the benefits each would receive under the Executive Supplemental Retirement Plan in the event of death or disability.

The amounts shown in this column in the “Termination after change in control” row for each officer are the payments that would be made to the officer pursuant to our Executive Severance Plan with regard to our Executive Supplemental Retirement Plan in the event of a termination after change in control. These payments represent the present value of the benefits the officer would receive under our Executive Supplemental Retirement Plan following retirement, prorated to the extent the officer does not qualify for normal or early retirement at the time of the change in control, but with an additional three years of service and age credited in the case of our CEO or two years of service and age credited in the case of our other named executive officers.

(4)	Other Benefits: The amounts shown in this column for each officer are the sum of:

•	the estimated cost to our company of outplacement services that would be provided to the officer for up to 18 months following termination pursuant to the Executive Severance Plan and

•
a lump sum payment that would be made under the Executive Severance Plan equal to the premiums that the officer would need to pay to continue health plan coverage for himself or herself and his or her eligible dependents under our benefit plans for a period of 18 months and are as follows: James P. Keane, $30,892; David C. Sylvester, $30,892; Lizbeth S. O'Shaughnessy, $10,310; Sara E. Armbruster, $30,560; and Robert G. Krestakos $30,892.

In addition to the amounts shown in the Potential Payments upon Termination or Change in Control table, the named executive officers would receive:

•	any base salary and vacation pay which had been earned through the end of the fiscal year but not yet paid or used;

•	their short-term MIP awards for fiscal year 2017, not as severance or an acceleration of benefits but because they were employees for the full fiscal year;

•	the vested balance of their accounts under our Retirement Plan, which is available generally to all U.S. employees and does not discriminate in favor of the executive officers;

•
the vested balance of their accounts under the Restoration Retirement Plan and the balance of their accounts under the Deferred Compensation Plan, both of which are shown in the Fiscal Year 2017 Nonqualified Deferred Compensation table; and

•	other welfare benefits, such as a death benefit in the event of death of the employee, which are available generally to all U.S. employees of Steelcase Inc.

(5)
Excise Tax Gross Up: The amounts shown in this column are the amounts that would be paid under the Executive Severance Plan to cover any excise taxes due by the officers for the payments and benefits received in connection with a termination after change in control.

Generally, the amounts reflected in the Potential Payments upon Termination or Change in Control table would be paid to the applicable officer in a lump sum following termination of employment or change in control, pursuant to the terms of the applicable plans; however, portions of such amounts would be paid six months after the applicable triggering date and two years after the applicable triggering date. In addition, certain of the amounts reflected in the table are subject to forfeiture in the event the officer competes with us or in the event of certain restatements of our financial statements. See Compensation Discussion and Analysis under the heading “Other Programs and Practices - Non-compete and Other Forfeiture Provisions” for a discussion of these conditions.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and the Exchange Act require that we periodically allow our shareholders the opportunity to vote on their preference as to how frequently we should seek future shareholder advisory votes on the compensation of our named executive officers. This vote is advisory, which means that it is not binding on our company or our Board of Directors. When voting on this proposal, shareholders may indicate whether they would prefer that we conduct future shareholder advisory votes on executive compensation once every one, two or three years.

Following review and consideration of best practices in corporate governance, the Board of Directors has determined that an annual shareholder advisory vote on executive compensation is the most appropriate alternative for the Company and will allow our shareholders to provide timely input on the Company’s executive compensation practices. Therefore, the Board recommends that you vote for a one-year interval for the shareholder advisory vote on executive compensation.

This vote is advisory and not binding on our company or Board of Directors, but in the event that a frequency other than one year receives the highest number of votes cast, the Board of Directors will consider whether any actions are appropriate to respond to shareholder concerns.

Accordingly, our Board of Directors asks our shareholders to vote on the following resolution at the Meeting:

RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of a shareholder advisory vote on the executive compensation of the Company’s named executive officers should be every one year, two years or three years.

The proxy card provides shareholders with the opportunity to choose among four voting options: holding the advisory vote every one, two or three years or abstaining from voting. Therefore, shareholders will not be voting directly to approve or disapprove the Board of Directors’ recommendation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF ONE YEAR AS THE PREFERRED FREQUENCY FOR A SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 4 – APPROVAL OF THE STEELCASE INC.
MANAGEMENT INCENTIVE PLAN

The Steelcase Inc. Management Incentive Plan, or MIP, was first adopted by our Board of Directors on June 27, 1994. The Compensation Committee most recently amended and restated the MIP as of February 25, 2017. The amended and restated MIP applies to any award established on or after February 25, 2017.

As amended and restated, the MIP is intended to enable us to grant awards that satisfy the requirements of a performance-based compensation program under Section 162(m) of the Internal Revenue Code. However, our ability to grant performance-based compensation under Section 162(m) under the MIP is subject to your approval of this Proposal 4.

Our Board of Directors believes that the maintenance of the MIP is necessary to meet our objectives of attracting, retaining and compensating key employees.

Background

Section 162(m)

Section 162(m) generally limits the deductibility for tax purposes of compensation in excess of $1 million per year paid by a publicly traded company to certain executive officers who are deemed to be “covered employees” under the Internal Revenue Code. Compensation that qualifies under Section 162(m) as “performance-based” compensation is, however, exempt from the $1 million deductibility limitation. The deductibility of payments made under the MIP resulting in total covered compensation in excess of $1 million for our covered employees following the Meeting will depend on whether the payment is performance-based within the meaning of Section 162(m).

As amended and restated, the MIP is intended to enable us to grant awards that satisfy the requirements of a performance-based compensation program under Section 162(m), including the requirement that the compensation must be paid solely on account of the attainment of pre-established, objective performance goals. However, in order for compensation granted pursuant to the MIP to qualify for the performance-based exemption from the applicability of Section 162(m), the material terms under which the compensation is to be paid must be disclosed to and approved by shareholders in a separate vote prior to payment. Accordingly, we are asking you to approve the MIP as amended and restated.

Plan Description

The following is a summary of the material provisions of the MIP. The summary is qualified in its entirety by the specific language of the MIP, which is attached as Exhibit A. Also see the discussion of the MIP in Compensation Discussion and Analysis, under the heading “Short-Term Cash Incentive Compensation Awards.”

Purposes

The MIP is an annual compensation program, and the amended and restated plan does not permit the grant of long-term compensation awards. The purpose of the MIP is to encourage initiative, resourcefulness, teamwork, motivation and efficiency among employees of Steelcase and our consolidated subsidiaries, unconsolidated or consolidated partnerships and joint ventures that will result in financial success for both shareholders and employees.

Administration

The MIP is administered by the Compensation Committee, which has full discretionary authority in the operation and administration of the MIP. The Compensation Committee may delegate its authority from time to time to management or another approved committee, but any actions taken by management or the other committee under any such delegation are subject to review and change by the Compensation Committee.

Eligibility

Subject to the limitation described in the following sentence, our CEO and the Compensation Committee have the authority to designate employees who will be participants in the MIP from time to time. Participation in the MIP by employees who directly report to our CEO or employees who are covered employees under Section 162(m) must be approved by the Compensation Committee and are granted awards intended to qualify for the performance-based exception to Section 162(m). Individual annual target awards, stated as a percentage of base pay, are determined for each participant each year.

As of April 30, 2017, there were approximately 325 participants in the MIP.

Determination of Awards

The MIP provides participants with cash awards based upon the achievement of specified financial performance targets, as measured by the performance measures listed below.

The performance measures permitted under the MIP are:

•	earnings per share,

•	net income (before or after taxes),

•	return measures (including, but not limited to, assets, equity, sales, investment, return on invested capital or internal rate of return),

•	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), or cumulative cash flow per share),

•	earnings before or after taxes (including, but not limited to, earnings before all or any interest, taxes, depreciation and/or amortization),

•	gross revenues or sales,

•	operating profit (including, but not limited to, net operating profit after taxes),

•	margins (including, but not limited to, gross margin, operating margin or pre-tax profit margin),

•	operating expenses,

•	operating income,

•	working capital,

•	share price (including, but not limited to, growth measures, total shareholder return and relative total shareholder return),

•	economic value added,

•	dividend payments,

•	implementation or completion of critical projects or processes,

•
strategic business criteria, consisting of one or more objectives based on meeting specified market share, market penetration, product launch, inventory goals, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, productivity ratios, expense targets or cost reduction goals, and budget comparisons,

•
personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, management succession plans, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions, and

•	any combination of, or a specified increase or decrease in, any of the foregoing.

Established performance targets include a threshold level of performance below which no award payment will be made, levels of performance at which specified percentages of the target award will be paid, and the level of performance at which the maximum award levels will be paid.

With respect to all awards intended for any fiscal year to qualify for the performance-based exception to Section 162(m), the Compensation Committee must make all of the relevant performance target determinations when the achievement of the performance target is substantially uncertain and within 90 days of the beginning of the fiscal year.

Certification of Awards

Before any awards intended to qualify for the performance-based exception to Section 162(m) can be paid to participants, the Compensation Committee must certify, in writing, the extent to which the established performance targets have been attained.

Payment of Awards

The awards are payable in cash promptly after the end of the applicable fiscal year.

Maximum Award Amounts

The maximum amount that can be earned by any employee as annual incentive compensation with respect to any fiscal year is $4 million.

Termination of Employment

An employee whose employment with us terminates due to death, total disability, or retirement is to be paid a prorated annual award under the MIP, based upon the employee’s time of active employment during the fiscal year. The prorated award is paid and computed in the same manner as MIP awards are otherwise payable to employees who are Company employees at the end of the year.

Upon termination of employment for any other reason than death, total disability, or retirement, an employee is not entitled to payment of his or her annual award for the fiscal year, unless otherwise determined by the Compensation Committee or as provided in our Executive Severance Plan. Except as otherwise provided by the Compensation Committee, an employee is not entitled to payment of any incentive compensation if the employee directly or indirectly engages in competition with Steelcase (or any of our subdivisions, subsidiaries, or affiliates) at any time during or within the one (1) year period following employment with us.

Change in Control

Upon a change in control of our Company (as defined in the MIP), each participant will receive a prorated portion of his or her annual incentive compensation under the MIP for the current fiscal year based on the greater of (1) the amount earned as determined using the applicable performance achieved through the date of the change in control, as determined by the Committee in its sole discretion or (2) the amount earned as determined using the target level of performance.

Clawback Provision

Awards made under the MIP to any participant who also participates in our Executive Severance Plan may be subject to forfeiture in the event of any material restatement of our financial results. In the event of a material restatement, the Compensation Committee may review the circumstances surrounding the restatement and determine whether and which participants will forfeit the right to any future payments under the MIP or be required to repay prior payments under the MIP determined by the Committee to have been inappropriately received by the participant. In the event of a material restatement due to fraud, any participant who the Compensation Committee determines participated in or is responsible for the fraud will forfeit the right to future payments under the MIP and be required to repay any amounts paid under the MIP in excess of those amounts that would have been paid based on the restated financial results.

Amendment and Termination

The MIP can be amended or terminated by the Compensation Committee or our Board of Directors at any time.

MIP Benefits

The following table provides information about awards under the MIP for fiscal year 2018 for each of our named executive officers, our executive officers as a group and our non-executive officer employees as a group. Our directors do not participate in the MIP. For fiscal year 2018, awards under the MIP were granted based on a percentage of the participant’s salary and will be determined based upon the achievement of return on invested capital (ROIC) in fiscal year 2018. As a result, the amounts that may be earned by participants under the MIP for fiscal year 2018 cannot be determined at this time. The dollar values shown in the table below for the named executive officers and all executive officers as a group have been calculated based upon the applicable officer’s current annual award percentage under the MIP, his or her current salary, and a MIP award multiple of 1.0. The dollar value shown for all employees as a group represents our current estimate of the total annual awards that would be payable to all current MIP participants at a 1.0 award multiple.

Management Incentive Plan

Name and Position	Dollar Value ($)
James P. Keane	$1,083,107
President and Chief Executive Officer
David C. Sylvester	$434,449
Senior Vice President, Chief Financial Officer
Lizbeth S. O’Shaughnessy	$277,350
Senior Vice President, Chief Administrative Officer, General Counsel & Secretary
Sara E. Armbruster	$263,278
Vice President, Strategy, Research and New Business Innovation
Robert G. Krestakos	$184,156
Vice President, Global Operations
All current executive officers as a group	$3,522,611
All employees, other than executive officers, as a group	$15,630,811

As described in Compensation Discussion and Analysis under the heading “Short-Term Cash Incentive Awards,” the lowest MIP multiple that may be earned is zero, and the highest MIP multiple that may be earned is 2.0, meaning that the actual amounts that may be earned under the MIP by the applicable participants for fiscal year 2018 may be as low as zero and as high as 200% of the amounts shown in the table above. In addition, any change in a participant’s salary or MIP award percentages during fiscal year 2018 would affect the amount that would be earned by such participant.

In the event that the MIP is not approved by our shareholders, the awards made after fiscal year 2018 to our “covered employees” (as defined in Section 162(m) of the Internal Revenue Code) will not be granted under the MIP. In which case, the Compensation Committee will consider what other actions, if any, it may take in order to appropriately compensate such individuals.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE STEELCASE INC. MANAGEMENT INCENTIVE PLAN.

PROPOSAL 5 – RATIFICATION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appoints an independent registered public accounting firm each fiscal year to audit our financial statements and internal control over financial reporting. The Committee has appointed Deloitte & Touche LLP to serve as our independent auditor for fiscal year 2018, and as a matter of good corporate governance, our Board of Directors is asking our shareholders to ratify that appointment. This vote is advisory, which means that it is not binding on our company or our Board of Directors. If our shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider such appointment. The affirmative vote of a majority of the votes cast at the Meeting for this proposal is required to approve this Proposal 5.

Deloitte & Touche LLP served as our independent auditor for fiscal year 2017 and has been our independent auditor since fiscal year 2010. Representatives of Deloitte & Touche LLP will attend the Meeting, have an opportunity to make a statement if they desire to do so and respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018.

FEES PAID TO PRINCIPAL INDEPENDENT AUDITOR

The fees billed by Deloitte & Touche LLP for fiscal year 2017 (estimated) and fiscal year 2016 (actual) for work performed for us are as follows:

Type of Fees	Fiscal Year 2017 (estimated)	Fiscal Year 2016 (actual)

Audit Fees	$2,228,000	$2,087,000
Audit-Related Fees	$—	$—
Tax Fees	$1,132,000	$935,000
All Other Fees	$—	$—
Total	$3,360,000	$3,022,000

Audit fees consisted of fees related to the annual audit of our consolidated financial statements, the annual audit of our internal control over financial reporting, reviews of the financial statements included in quarterly reports on Form 10-Q, other services related to SEC reporting matters and audits of separate financial statements of subsidiaries and other consolidated entities.
Tax fees consisted primarily of fees related to consultation services for expatriate employees and corporate tax compliance and consulting services, primarily related to our international subsidiaries.

Our Audit Committee determined that providing the services reflected in the above table was compatible with the maintenance of the independence of Deloitte & Touche LLP.

Our Audit Committee has a policy under which it approves in advance audit, audit-related, tax and other services rendered by the principal independent auditor, subject to specific fee limits. If circumstances require hiring the independent auditor for services not previously pre-approved or that would exceed the fee limits previously set, the Audit Committee must pre-approve the new services or fee limits. The Audit Committee Chair may pre-approve specified services between regularly scheduled meetings of the Audit Committee, subject to review by the full Audit Committee at its next scheduled meeting. All of the fiscal year 2017 services and fees reflected in the above table were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s financial reporting process and its internal controls regarding financial reporting, accounting, legal compliance and ethics. Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the fiscal year ended February 24, 2017 (the “independent auditor”), is responsible for performing independent audits of the Company’s consolidated financial statements and its internal control over financial reporting and issuing opinions on:

•	the conformity of those audited financial statements with accounting principles generally accepted in the United States of America and

•	the effectiveness of the Company’s internal control over financial reporting.

Our Committee’s role is to serve as an independent and objective party to monitor these processes on behalf of the Board of Directors and to review the audit efforts of the Company’s internal and independent auditors.

In this context, we discussed with the independent auditor the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board. In addition, we received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence, and we reviewed, evaluated and discussed the written report and letter with that firm, as well as its independence with respect to the Company.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. We also reviewed and discussed with management the Company’s audited financial statements. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, and relying on the representations of the Company’s management and the independent auditor’s report, our Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 24, 2017 for filing with the Securities and Exchange Commission.

Audit Committee

Lawrence J. Blanford (Chair)
David W. Joos
Cathy D. Ross
Peter M. Wege II

EXHIBIT A

STEELCASE INC. MANAGEMENT INCENTIVE PLAN
PREAMBLE
This STEELCASE INC. MANAGEMENT INCENTIVE PLAN (“Plan”) is a program for measuring financial performance in terms of certain performance measures and providing eligible Employees with incentive compensation based upon the performance measure results. The objective of the Plan is to encourage initiative, resourcefulness, teamwork, motivation, and efficiency on the part of all Employees that will result in financial success for both the shareholders and the Employees of the Company. The Plan provides annual incentive compensation for eligible Employees who are in a position to make substantial contributions toward achievement of the financial performance goals established pursuant to the Plan.
SECTION 1
ESTABLISHMENT OF PLAN

1.1Plan Document

This instrument, as amended from time to time, constitutes the governing document of the Plan.
1.2Effective Date

The initial effective date of the Plan was June 27, 1994 and was amended and restated as of March 1, 2002, February 24, 2007 and February 24, 2012. The Plan as hereby further amended and restated is effective as of February 25, 2017, with respect to any incentive award established on or after such date; provided, however, that the grant intended to meet the Performance Based Exception with respect to Plan Year 2018 and after, shall be subject to the approval by stockholders of the Plan at the annual meeting for the stockholders of the Company held in 2017.

1.3Incentive Compensation Plan

The Plan is an annual compensation program for eligible Employees. Because the Plan does not provide welfare benefits and does not provide for the deferral of compensation to termination of employment, it is established with the intent and understanding that it is not an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended.
SECTION 2
DEFINITIONS

The following terms shall have the definition stated, unless the context requires a different meaning:
2.1Affiliate

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.
2.2Beneficial Owner or Beneficial Ownership

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in the Rule 13d-3 of the General Rules and Regulations of the Exchange Act.

2.3Beneficiary

“Beneficiary” means the individual, trust, or other entity designated by the Participant to receive any incentive compensation payable with respect to the Participant under the Plan after the Participant’s death. A Participant may designate or change a Beneficiary by filing a signed designation with the Committee in a form approved by the Committee. A Participant’s will is not effective for this purpose.
If a designation has not been completed properly and filed with the Committee or is ineffective for any other reason, the Beneficiary shall be the Participant’s Surviving Spouse. If there is no effective designation and the Participant does not have a Surviving Spouse, the remaining benefits, if any, shall be paid to the Participant’s estate.
2.4Board of Directors

“Board” or “Board of Directors” means the Board of Directors of the Company.
2.5Change in Control

“Change in Control” of the Company shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a)
any Person (other than any Initial Holder or Permitted Transferee) (i) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below, and (ii) the combined voting power of the securities of the Company that are Beneficially Owned by such Person exceeds the combined voting power of the securities of the Company that are Beneficially Owned by all Initial Holders and Permitted Transferees at the time of such acquisition by such Person or at any time thereafter; or

(b)
the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the date hereof, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)
there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with or involving any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereto), at least fifty-five percent (55%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Initial Holder or Permitted Transferee) is or becomes the Beneficial

Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(d)
the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty-five percent (55%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

However, in no event shall a Change in Control be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group which consummates the Change in Control transaction. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participant in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing Directors).
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership, directly or indirectly, in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
2.6Code

“Code” means the Internal Revenue Code of 1986, as amended.
2.7Committee

“Committee” means the Compensation Committee of the Board of Directors and shall be comprised entirely of Directors who are considered “outside directors” under Section 162(m) of the Code.
2.8Company

“Company” means Steelcase Inc., including all consolidated subsidiaries, unconsolidated or consolidated partnerships and joint ventures of Steelcase Inc. and in the case of determining whether a Change in Control has occurred, the Company shall mean Steelcase Inc.
2.9Covered Employee

“Covered Employee” shall have the meaning ascribed to such term in Section 162(m)(3) of the Code.
2.10Director

“Director” means any individual who is a member of the Board; provided, however, that any Director who is employed by the Company or any Affiliate shall be considered an Employee under this

Plan and, except for purposes of the definition of “Change in Control” under this Plan, shall not be considered a Director.
2.11Employee

“Employee” means any individual in the employ of the Company. Independent contractors, leased employees, and self-employed individuals are not included.
2.12Exchange Act

“Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time, or any successor act thereto.
2.13Fiscal Year

“Fiscal Year” means the financial reporting and taxable year of Steelcase Inc.
2.14Initial Holder

“Initial Holder” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.
2.15Normal Retirement Date

“Normal Retirement Date” means the date the Participant attains age 65, or if earlier, the date the sum of the Participant’s age and years of continuous service equals or exceeds 80.
2.16Participant

“Participant” means an Employee designated to participate in this Plan for a Plan Year pursuant to Section 4.
2.17Performance Based Exception

“Performance Based Exception” means the performance based exception from the tax deductibility limitations in Code Section 162(m).
2.18Performance Measures

“Performance Measures” mean one or more of the following:

(a)	earnings per share;

(b)	net income (before or after taxes);

(c)	return measures (including, but not limited to, assets, equity, sales, investment, return on invested capital (“ROIC”) or internal rate of return);

(d)	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), or cumulative cash flow per share);

(e)	earnings before or after taxes (including, but not limited to, earnings before all or any interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA”, EBITDA”);

(f)	gross revenues or sales;

(g)	operating profit (including, but not limited to, net operating profit after taxes (“NOPAT”);

(h)	margins (including, but not limited to, gross margin, operating margin or pre-tax profit margin);

(i)	operating expenses;

(j)	operating income (“OI”)

(k)	working capital;

(l)	share price (including, but not limited to, growth measures, total shareholder return (“TSR”) and relative total shareholder return);

(m)	economic value added (“EVA”);

(n)	dividend payments;

(o)	implementation or completion of critical projects or processes;

(p)
strategic business criteria, consisting of one or more objectives based on meeting specified market share, market penetration, product launch, inventory goals, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, productivity ratios, expense targets or cost reduction goals, and budget comparisons;

(q)
personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, management succession plans, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and

(r)	any combination of, or a specified increase or decrease in, any of the foregoing.

2.19Permitted Transferee

“Permitted Transferee” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company and include a Permitted Trustee solely in its capacity as a trustee of a Permitted Trust.
2.20Permitted Trust

“Permitted Trust” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.
2.21Permitted Trustee

“Permitted Trustee” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.
2.22Person

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
2.23Plan Year

“Plan Year” means the Fiscal Year of the Company as in effect as of the date hereof, or such other twelve month period as the Committee shall establish.
2.24Retirement

“Retirement” means termination of employment on or after the Participant’s Normal Retirement Date.

2.25Surviving Spouse

“Surviving Spouse” means the husband or wife of the Participant at the time of the Participant’s death who survives the Participant. If the Participant and spouse die under circumstances that make the order of their deaths uncertain, it shall be presumed for purposes of this Plan that the Participant survived the spouse.
2.26Total Disability

“Total Disability” or “Disability” means that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, the individual is unable to engage in any substantial gainful activity or is receiving income replacement benefits under an accident and health plan covering employees of the Company for a period of not less than three months. The determination of Total Disability shall be made by the Committee through procedures established for that purpose and on the basis of reasonable medical examinations. The cost of any medical examination shall be an expense of administration of the Plan.
SECTION 3
ADMINISTRATION OF PLAN

3.1Administration of Plan by Committee

The Plan shall be administered by the Committee. The Committee shall have full discretionary authority in the operation and administration of the Plan. The Committee shall act by vote or consent of a majority of its members. To the extent necessary or appropriate, the Committee will adopt rules, policies, and forms for the administration, interpretation, and implementation of the Plan. The Committee may delegate administrative authority and responsibility from time to time to and among other committees approved by the Committee and individual Employees of the Company, but all actions taken pursuant to delegated authority and responsibility shall be subject to review and change by the Committee. With respect to awards that are intended to meet the Performance Based Exception and that are made to a Participant who is expected to be a Covered Employee, such delegation shall not include any authority or responsibility which would cause the Participant’s award to fail the Performance Based Exception. All decisions, determinations, and interpretations of the Plan by the Committee shall be final and binding on all parties.
A member of the Committee or individual or group to whom authority is delegated shall not participate in and shall not be counted as a member, individual or group with respect to any action of the Committee directly affecting only that member, individual or group.
3.2Responsibility; Indemnification

A member of the Committee or any other individual or group to whom authority is delegated shall not be personally responsible or liable for any act or omission in connection with performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. The Company shall hold harmless and indemnify each member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, from any and all liabilities and costs arising from any act or omission related to the performance of duties or the exercise of discretion and judgment with respect to the Plan.

SECTION 4
ELIGIBILITY

4.1Participation

An Employee who (a) is not a Covered Employee or (b) does not directly report to the chief executive officer of the Company (the “CEO”), shall be a Participant in the Plan for a Plan Year upon designation as a Participant for that year by the CEO or the Committee. When deemed appropriate by the CEO or the Committee, the CEO or the Committee may designate an effective date for the commencement of participation by an Employee who is not a Covered Employee or an Employee who does not directly report to the CEO that is subsequent to the first day of the Plan Year.
A Covered Employee or an Employee who directly reports to the CEO shall be a Participant in the Plan for a Plan Year upon designation as a Participant for that year by the Committee. When deemed appropriate by the Committee, the Committee may designate an effective date for the commencement of participation by a Covered Employee or an Employee who directly reports to the CEO that is subsequent to the first day of the Plan Year.
Designated Participants shall be notified in writing and provided a written summary and explanation of the Plan. Each award under the Plan granted to a Participant who is expected to be a Covered Employee shall comply with the Performance Based Exception.
4.2Continuing Participation

Designation as a Participant for a Plan Year will continue in effect for each succeeding Plan Year until participation is terminated by the CEO or the Committee. The CEO or the Committee may terminate participation by an Employee at any time with or without cause.
SECTION 5
MEASUREMENT OF COMPANY PERFORMANCE

5.1Performance

For purposes of the Plan, financial performance of the Company or any subdivision of the Company shall be measured by one or more Performance Measures. In general, the Plan shall be administered so that the incentive compensation provided to a Participant under the Plan for each Plan Year is based on absolute performance with respect to the Performance Measures, improved performance relative to prior performance with respect to the Performance Measures or a combination of these criteria.
5.2Determination of Performance

The Performance Measures shall be determined for each Plan Year by the Committee. The Performance Measures generally shall be determined by application of accounting principles consistently applied from year to year. Nevertheless, the Committee shall have full authority and discretion to modify the accounting principles and components applied in the determination of the Performance Measures from time to time as the Committee deems necessary or appropriate.
For most Participants, the Performance Measures and the performance of the Performance Measures shall be determined with respect to the Company’s Performance Measures and the performance of the Company’s Performance Measures. Nevertheless, the Committee may determine that the Performance Measures and the performance of the Performance Measures applicable to one or more Participants for a Plan Year shall be determined with respect to a business unit comprising less than all of Steelcase Inc., or may be based upon a weighted average of the separate Performance Measures or performance of the Performance Measures of more than one business unit chosen by the Committee from among Steelcase Inc. and subsidiaries, divisions, and other subdivisions of Steelcase Inc. If weighted averaging is applied, the Committee will determine the weighting percentages applicable for each relevant classification of Participants for the Plan Year, and the percentages will be published at the time of publication of the performance targets and the target incentive percentages of the Performance Measures.
5.3Performance Measures and/or Growth Target

The Performance Measures and/or the growth performance targets of the Performance Measures for each Plan Year shall be determined by the Committee and published to Participants. Notwithstanding the preceding sentence, with respect to awards designed to qualify for the Performance Based Exception, the Performance Measures and/or the growth performance targets of the Performance Measures shall be established at a time (a) prior to ninety (90) days after the commencement of the Plan Year and (b) when the achievement of the performance targets are substantially uncertain.
5.4Leverage Factor

Leverage factors also shall be determined by the Committee and announced to Participants for each Plan Year. Notwithstanding the preceding sentence, with respect to awards designed to qualify for the Performance Based Exception, the leverage factors shall be established at a time (a) prior to ninety (90) days after the commencement of the Plan Year and (b) when the achievement of the performance targets are substantially uncertain. The leverage factors are (i) the amount of the performance above or below growth performance targets with respect to the Performance Measures for the Plan Year that will cause each Participant’s incentive compensation for the Plan Year to be double the Participant’s target incentive compensation for the Plan Year, if positive, or to be zero for the Plan Year, if negative and (ii) the absolute leverage factor. The leverage factors for a Plan Year may be the same or different.
5.5Adjustments

Adjustments to the Performance Measures and the Performance Measure targets may be made when deemed appropriate by the Committee pursuant to Section 9; provided, however, with respect to awards designed to qualify for Performance Based Exception, the Performance Measures and the Performance Measure targets may not be adjusted after the Committee has approved them for a Plan Year in a manner that would cause an increase in the amount of resulting incentive compensation. Nevertheless, to the extent permitted under Code Section 162(m), the Committee shall make appropriate adjustments to the Performance Measures and the Performance Measure targets to reflect the impact of the following unusual or infrequently occurring items not reflected in such goals: (a) any profit or loss attributable to acquisitions or dispositions of stock or assets, (b) any changes in accounting standards that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company after the goal is established, (c) all items of gain, loss or expense for the year related to restructuring charges for the Company, (d) all items of gain, loss or expense for the year determined to be unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, (e) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30 and S.F.AS No. 144, and (f) such other items as may be prescribed by Section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto.

SECTION 6
INCENTIVE COMPENSATION TARGETS

6.1Target Incentive Compensation

The target annual compensation for each Participant for each Plan Year shall be an amount that is a percentage of the Participant’s base pay for the Plan Year.
6.2Annual Percentages

Annual target incentive compensation percentages shall be determined for each Participant for each Plan Year. The annual target incentive compensation percentages shall be determined by the Committee and published to Participants for the Plan Year.
6.3Maximum Award

The maximum amount that may be paid to any Employee as annual incentive compensation with respect to any Plan Year shall be $4 million.
SECTION 7
DETERMINATION AND PAYMENT OF INCENTIVE AMOUNTS

7.1Timing of Determination

The Performance Measures and the performance of the Performance Measures, including any necessary or appropriate adjustments required or permitted hereunder, shall be determined as soon as administratively feasible following the availability of final financial results for the Plan Year.
The Committee shall certify, in writing, the attainment of year end results for the Performance Measures and the associated bonus multiple with respect to any award designed to qualify for the Performance Based Exception.
7.2Determination of Incentive Compensation

Under rules established by the Committee, the incentive compensation for each Participant for each Plan Year shall be calculated by the following steps:
(a)     Bonus Multiple. The bonus multiple shall be calculated based on (i) the actual level of performance of the Performance Measures and (ii) growth of the Performance Measures for a Plan Year. The Committee shall determine the relative weight of each component to derive the bonus multiple.

(b)    Incentive Compensation. Annual incentive compensation for each Participant for the Plan Year shall be the result obtained by multiplying the Participant’s individual target annual incentive percentage for the Plan Year by the applicable bonus multiple for the Plan Year and then multiplying the resulting percentage by the Participant’s base pay for the Plan Year to determine the dollar amount of the Participant’s incentive compensation. If a Participant’s base pay changes during a Plan Year, proportionate annual incentive compensation shall be calculated, under the rules established by the Committee, for each period of the Plan Year that each level of base pay was in effect. The proportionate incentive compensation for each level of base pay shall be calculated by annualizing that level of base pay, multiplying by the applicable annual target incentive percentage for that level of base pay and the bonus multiple, and then multiplying the resulting amount by a fraction, the numerator of which is the number of days during the Plan Year that the level of base pay was in effect and the denominator of which is the number of days in the Plan Year.

(c)    Maximum. Notwithstanding the foregoing and subject to Section 6.3, the Committee may determine the maximum amount of annual incentive compensation for each Participant in a Plan Year.

7.3Payment of Annual Incentive Amount

The dollar amount of the annual incentive compensation for a Plan Year shall be paid to the Participant as soon as feasible following the completion of the incentive compensation calculations for the Plan Year; provided, however, that no amount shall be paid with respect to any award designed to qualify for the Performance Based Exception until the Committee has certified the Performance Measures and the attainment of the performance targets of the Performance Measures with respect to such award in accordance with Section 7.1; provided, further, that payment shall be made no later than 2 1/2 months following the end of the calendar year in which such Plan Year ends.
7.4Partial Year Participation, Employment Changes and Forfeitures

(a)    Partial Year Participation. If an Employee is designated to become a Participant in a Plan Year as of a date other than the first day of the Plan Year, the Participant’s incentive award compensation for the Plan Year shall be determined, under rules established and maintained by the Committee for this purpose from time to time, on the basis of the Participant’s time of participation during the Plan Year.

(b)    Employment Changes. Target incentive percentages and incentive awards for a Participant for a Plan Year will be prorated under rules established and maintained by the Committee for this purpose from time to time, in the event of any change in compensation or employment status or location, or any other change that would affect the determination for the Plan Year, in proportion to the duration of each applicable factor during the Plan Year.

(c)    Retirement, Death or Disability. If a Participant’s employment terminates during a Plan Year by reason of Retirement, death or Total Disability, the Participant’s incentive compensation dollar amount for the Plan Year, if any, shall be prorated, under rules established and maintained by the Committee for such purpose, based on the Participant’s time of active employment as a Participant during the Plan Year. The annual compensation payment shall be paid to the Participant or the Participant’s beneficiary at the time the annual incentive compensation payments are made under the Plan.

(d)    Other Termination of Employment. Except as otherwise provided in this subsection (d) or pursuant to subsection (e), upon termination of a Participant’s employment during a Plan Year for any reason other than Retirement, death, or Total Disability, the Participant shall not be entitled to the payment of incentive compensation for the Plan Year. Notwithstanding the preceding sentence, the Committee shall have full discretion to determine that payment of a prorated annual incentive compensation award may be made when termination of the Participant’s employment results from job elimination, reduction in work force or other similar company initiative, or is encouraged or induced by incentives offered by the Company; provided, that such actions would not cause any payment to result in deferred compensation that is subject to the additional tax under Section 409A of the Code.

(e)    Competition. A Participant shall not be entitled to the payment of incentive compensation for the Plan Year in the event the Participant directly or indirectly engages in Competition with Steelcase Inc. Competition means directly or indirectly engaging in competition with the Company or any subdivision, subsidiary, or affiliate of the Company (collectively, the “Company Group”) at any time during employment with the Company Group or during the one (1) year period following termination of employment with the Company Group, without prior approval of the Committee. A Plan Participant engages in competition if that person participates directly or indirectly in the manufacture, design or distribution of any products of the same type as those of the Company Group, including, but not limited to, office furniture, office systems, architectural products, or technology products and offerings, or the providing of any related services or offerings, for or on behalf of any person or entity other than the Company and its authorized dealers, at any location within or without the United States of America. It is intended that this definition shall be enforced to the fullest extent permitted by law. If any part of this definition shall be construed to be invalid or unenforceable, in whole or in part, then such definition shall be construed in a manner so as to permit its enforceability to the fullest extent permitted by law.

(f)    Committee Discretion. Pursuant to the powers conferred in Section 9, the Committee may make other rules and exceptions applicable to participation and employment changes.

7.5Reports

From time to time during each Plan Year and as of the end of each Plan Year, the Committee shall provide to each Participant information concerning current and cumulative performance of the Performance Measures.
SECTION 8
CHANGE IN CONTROL

Upon a Change in Control, the Participant’s incentive compensation dollar amount for the Plan Year, if any, shall be based on the greater of (a) the amount earned as determined using the applicable performance of the Performance Measure achieved through the date of the Change in Control, as determined by the Committee in its sole discretion or (b) the amount earned as determined using the target level of performance the Performance Measure, and in either case, shall be prorated based on the Participant’s time of active employment as a Participant during the Plan Year through the date of the Change in Control. The prorated bonus shall be paid as a single lump sum payment to the Participant as soon as reasonably practicable following the date of the Change in Control, but in no event later than 30 days following the date of the Change in Control.
Payments made under this Section 8 shall be made only to the extent that actions taken under this Section 8 would not cause any payment to result in deferred compensation that is subject to the additional tax under Section 409A of the Code.
SECTION 9
COMMITTEE DISCRETION

The Committee shall exercise all of its power and duties as the Committee deems appropriate in its sole and absolute discretion. All decisions of the Committee shall be final and binding on all Participants and their respective heirs and representatives. In the event it is determined, in the judgment and discretion of the Committee, that any factor applicable in the ultimate determination of incentive compensation under the Plan for a Plan Year is not appropriate with respect to one or more Participants due to unusual events, unforeseen circumstances, or other factors deemed material and relevant, the applicable factor or the amount of the resulting incentive compensation may be adjusted or modified in any manner deemed appropriate by the Committee; provided, however, that with respect to awards designed to qualify for the Performance Based Exception, no applicable factor may be adjusted in a manner that would cause an increase in the amount of resulting incentive compensation and the resulting incentive compensation may not be increased.
SECTION 10
AMENDMENT AND TERMINATION

10.1Amendment

The Plan may be amended in any manner at any time by action of the Board of Directors or the Committee.
10.2Termination

The Plan may be suspended at any time by action of the Committee, pending the next meeting of the Board of Directors of Steelcase Inc. Any suspension may be approved and ratified and the Plan may be terminated at any time by action of the Board of Directors.

SECTION 11
GENERAL PROVISIONS

11.1Benefits Not Guaranteed

Neither the establishment and maintenance of the Plan nor participation in the Plan shall provide any guarantee or other assurance that incentive compensation will be payable under the Plan. The success of Steelcase Inc. and its subdivisions and affiliates, as determined hereunder, and adjusted as provided herein, and application of the administrative rules and determinations by the Committee shall determine the extent to which Participants are entitled to receive incentive compensation payments and credits hereunder.
11.2Clawback

If the Company’s financial results are materially restated, the Committee may review the circumstances surrounding the restatement and determine whether and which Participants will be required to forfeit the right to receive any future payments under Section 7 of the Plan and/or repay any prior payments determined by the Committee to have been inappropriately received by the Participant. If the Company’s financial results are restated due to fraud, any Participant who the Committee determines participated in or is responsible for the fraud causing the need for the restatement forfeits the right to receive any future payments under Section 7 of the Plan and must repay any amounts paid in excess of the amounts that would have been paid based on the restated financial results. Any repayments required under this Section 11.2 must be made by the Participant within ten (10) days following written demand from the Company. This Section 11.2 applies only to Participants in the Plan who also participate in the Steelcase Inc. Executive Severance Plan.
11.3No Right to Participate

Nothing in this Plan shall be deemed or interpreted to provide a Participant or any non-participating Employee with any contractual right to participate in or receive benefits of the Plan. No designation of an Employee as a Participant for all or any part of a Plan Year shall create a right to incentive compensation or other benefits of the Plan for any other Plan Year.
11.4No Employment Right

Participation in this Plan shall not be construed as constituting a commitment, guarantee, agreement, or understanding of any kind that the Company or any subdivision of the Company will continue to employ an individual, and this Plan shall not be construed or applied as any type of employment contract or obligation. Nothing herein shall abridge or diminish the rights of the Company or the employing subdivision of the Company to determine the terms and conditions of employment of any Participant or other employee or to terminate the employment of any Participant or other Employee with or without cause at any time.
11.5No Assignment or Transfer

Neither a participant nor any beneficiary or other representative of a Participant shall have any right to assign, transfer, attach, or hypothecate any incentive compensation amount or credit, potential payment, or right to future payments of any incentive compensation amount or credit, or any other benefit provided under this Plan. Payment of any amount due or to become due under this Plan shall not be subject to the claims of creditors of the Participant or to execution by attachment or garnishment or any other legal or equitable proceeding or process.
11.6Withholding and Payroll Taxes

The Company shall deduct from any payment made under this Plan all amounts required by federal, state, and local tax laws to be withheld and shall subject any payments made under the Plan to all applicable payroll taxes and assessments.
11.7Incompetent Payee

If the Committee determined that a person entitled to a payment hereunder is incompetent, it may cause benefits to be paid to another person for the use or benefit of the Participant or the Participant’s beneficiary at the time or times otherwise payable hereunder, in total discharge of the Plan’s obligations to the Participant or beneficiary.
11.8Section 409A

The intent of the parties is that payments under this Plan comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, a Participant shall not be considered to have terminated employment with the Company for purposes of this Plan unless the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or death, if earlier). The Plan may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

11.9Governing Law

The provisions of the Plan shall be construed and governed under the laws of the State of Michigan.
11.10Construction

The singular includes the plural, and the plural includes the singular, and terms connoting gender include both the masculine and feminine, unless the context clearly indicates the contrary. Capitalized terms, except those at the beginning of a sentence or part of a heading, have the meaning defined in the Plan.
SECTION 12
EXECUTION

IN WITNESS WHEREOF, Steelcase Inc. has caused this Plan, captioned “Steelcase Inc. Management Incentive Plan,” as amended and restated effective as of February 25, 2017, to be executed by its duly authorized officer this 2nd day of May, 2017.
STEELCASE INC.

By_/s/ Lizbeth S. O'Shaughnessy

Its: Senior Vice President, Chief Administrative Officer, General Counsel & Secretary

Steelcase

INVESTOR RELATIONS
901 44TH STREET SE
GRAND RAPIDS, MI 49508

Please consider the issues discussed in the Proxy Statement and exercise your right to vote by one of the following methods:

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions up until 11:59 P.M. EDT on July 11, 2017. Have your proxy card in hand when you access the web site and then follow the instructions.

During The Meeting - Go to **www.virtualshareholdermeeting.com/scs2017**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box below marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Call the number above to transmit your voting instructions up until 11:59 P.M. EDT on July 11, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards received and processed before 11:00 A.M. EDT on July 12, 2017 will be voted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E29017-P94286 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STEELCASE INC.

The Steelcase Inc. Board of Directors recommends a vote FOR each of the nominees for director in Proposal 1.

Nominees:	**For**	**Against**	**Abstain**
1a. Lawrence J. Blanford	☐	☐	☐
1b. Timothy C. E. Brown	☐	☐	☐
1c. Connie K. Duckworth	☐	☐	☐
1d. David W. Joos	☐	☐	☐
1e. James P. Keane	☐	☐	☐
1f. Todd P. Kelsey	☐	☐	☐
1g. Jennifer C. Niemann	☐	☐	☐
1h. Robert C. Pew III	☐	☐	☐
1i. Cathy D. Ross	☐	☐	☐
1j. Peter M. Wege II	☐	☐	☐
1k. P. Craig Welch, Jr.	☐	☐	☐
1l. Kate Pew Wolters	☐	☐	☐

The Steelcase Inc. Board of Directors recommends a vote FOR Proposals 2, 4 and 5 and for 1 YEAR on Proposal 3.

	For	**Against**	**Abstain**
2. Advisory vote to approve named executive officer compensation	☐	☐	☐

	1 Year	**2 Years**	**3 Years**	**Abstain**
3. Advisory vote on the frequency of an advisory vote on executive compensation	☐	☐	☐	☐

Please sign exactly as your name appears on this proxy form. If shares are held jointly, all owners should sign. If signing for a corporation or partnership, or a trustee, guardian, attorney, agent, executor or administrator, etc., please give your full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.2

2017 Steelcase Inc. Annual Meeting of Shareholders

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

DETACH HERE

E29018-P94286

Steelcase Inc.

901 44th Street SE
Grand Rapids, Michigan 49508

Proxy solicited by the Board of Directors for the Annual Meeting of Shareholders

The undersigned appoints Robert C. Pew III and James P. Keane, individually, and with full power of substitution and resubstitution, as such shareholder's proxy to vote all the outstanding shares of Class A Common Stock and/or Class B Common Stock of Steelcase Inc. held by the undersigned at the Annual Meeting of Shareholders to be held on July 12, 2017 or any adjournment thereof (the "Annual Meeting").

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s) on the proposals identified on the reverse side hereof, and on any other matter properly coming before the Annual Meeting, in the discretion of the proxy. If no contrary direction is made, the shares will be voted FOR the election of all nominees under Proposal 1, FOR Proposals 2, 4 and 5 and for 1 YEAR on Proposal 3.

V.1.2